Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142953

PROSPECTUS

C$175,000,000

Offer to Exchange

All Outstanding 7 1/2% CAD Senior Subordinated Notes due 2017

for

7 1/2% CAD Senior Subordinated Notes due 2017

of

IRON MOUNTAIN CANADA CORPORATION

(the continuing company under an amalgamation
involving Iron Mountain Nova Scotia Funding Company)

Fully and Unconditionally Guaranteed By
IRON MOUNTAIN INCORPORATED
and certain of its subsidiaries

The Exchange Offer will expire at 5:00 p.m. New York City time,

on July 19, 2007, unless extended

Terms of the Exchange Notes

•   The terms of the 7½% CAD Senior Subordinated Notes due 2017 to be issued, or the exchange notes, are substantially identical to the outstanding 7½% CAD Senior Subordinated Notes due 2017, or the outstanding notes, that were issued on March 15, 2007, except for the transfer restrictions under U.S. securities laws, registration rights and additional interest provisions relating to the outstanding notes that will not apply to the exchange notes. The exchange notes and the outstanding notes are sometimes collectively referred to in this prospectus as the notes.

•   Interest on the exchange notes accrues at the rate of 7½% per year, payable on March 15 and September 15 of each year, with the first payment on September 15, 2007.

•   The exchange notes and the guarantees are subordinated to some of the issuer’s and the guarantors’ current and future debts that the issuer and the guarantors are permitted to incur under the indenture governing the exchange notes. The exchange notes and the guarantees will rank equally with the issuer’s and the guarantors’ other senior subordinated indebtedness, including the outstanding notes. If the issuer or any guarantor goes into bankruptcy, payments on the notes and the guarantees will only be made after the issuer’s senior debts or the senior debts of such guarantor have been paid in full.

•   The issuer may, at its option, redeem the notes at any time prior to March 15, 2012 at the CAD make-whole price set forth in this prospectus. The issuer may, at its option, redeem the notes at any time after March 15, 2012 at the prices set forth under “Description of the Notes.”  Prior to March 15, 2010 the issuer may redeem a portion of the notes with the proceeds of certain equity offerings of Iron Mountain Incorporated, or IMI, as long as at least C$115.0 million in aggregate principal amount of notes remains outstanding immediately afterwards.

Terms of the Exchange Offer

•   Expires at 5:00 p.m., New York City time, on July 19, 2007, unless extended. Such date and time, as it may be extended, is referred to herein as the expiration date.

•   All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount at maturity of the exchange notes that are registered under the Securities Act of 1933, as amended, or the Securities Act.

•   Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•   The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

•   The exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission.

•   Neither we nor the guarantors will receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 16 of this prospectus, as well as the risk factors that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006.

Neither the Commission nor any regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2007.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates by reference or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us without charge upon your written or oral request. You may also obtain the documents incorporated by reference into this prospectus, other than certain exhibits to those documents, by accessing the Commission’s website maintained at www.sec.gov.

In addition, Commission filings are available to the public on our website, www.ironmountain.com. Information contained on or accessible through our website or the website of any other person is not incorporated by reference into this prospectus, and you should not consider information contained on or accessible through those websites as part of this prospectus.

We will provide you with copies of this information, without, charge, if you request in writing or by telephone from:

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
Attention: Investor Relations
Telephone: (617) 535-4799

If you would like to request copies of these documents, please do so by July 12, 2007 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or, in the case of the information incorporated by reference, its date.

ABOUT THIS PROSPECTUS

All references to “Iron Mountain,” “IMI” and the “Company” in this prospectus are to Iron Mountain Incorporated and not any of its subsidiaries. All references to “we,” “our” or “us” in this prospectus are to the Issuer, IMI and the subsidiary guarantors (unless the context otherwise requires), except that references to “we,” “us” or “our” under the captions “Summary,” “Risk Factors—Operational Risks” and “Risk Factors—Acquisition and International Expansion Risks” below are to IMI and its consolidated subsidiaries. All references to the “Issuer” or “issuer” in this prospectus refer only to Iron Mountain Canada Corporation, and not any of its subsidiaries.

Unless otherwise indicated, references in this prospectus to “Canadian dollars,” “CAD” or “C$” are to the lawful currency of Canada, and references to “dollars,” “US$” or “$” are to the lawful currency of the U.S.

In making an investment decision, you must rely on your own examination of us and the terms of the exchange offer, including the merits and risks involved. You should not construe anything in this prospectus as legal, business or tax advice. You should consult your own advisors as needed to make your investment decision and to determine whether you are legally permitted to participate in the exchange offer under applicable laws and regulations. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

None of Iron Mountain Canada Corporation, any of the guarantors, the exchange agent nor any of their respective affiliates makes any recommendation as to whether or not holders of the outstanding notes should exchange their outstanding notes for the exchange notes in response to the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including the documents that are incorporated by reference, which constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, other U.S. federal securities laws and Canadian securities laws. These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investments objectives, plans and current expectations. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.

Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others:

•       changes in customer preferences and demand for our services;

•       changes in the price for our services relative to the cost of providing such services;

•       in the various digital businesses in which we are engaged, capital and technical requirements will be beyond our means, markets for our services will be less robust than anticipated, or competition will be more intense than anticipated;

•       the cost to comply with current and future legislation or regulation relating to privacy issues;

•       the impact of litigation that may arise in connection with incidents of inadvertent disclosures of customers’ confidential information;

•       our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently;

•       the cost and availability of financing for contemplated growth;

•       business partners upon whom we depend for technical assistance or management and acquisition expertise outside the U.S. will not perform as anticipated;

•       changes in the political and economic environments in the countries in which our international subsidiaries operate; and

•       other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated.

For a more detailed discussion of some of these factors, please read the information under “Risk Factors” beginning on page 16.

These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures we have made in this prospectus, including the documents that are incorporated by reference.

ENFORCEMENT OF JUDGMENTS

IMI and the subsidiary guarantors are corporate entities organized under the laws of the U.S. All or a substantial portion of both IMI’s and the subsidiary guarantors’ assets are located in the U.S. and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against IMI or the subsidiary guarantors outside the U.S. However, the Issuer is a Nova Scotia unlimited liability company. In addition, all of IMI’s directors reside in the U.S. and its executive officers reside in the U.S. or in Europe, and all or some portion of their assets are located in the U.S. or in Europe, and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against IMI’s directors and its executive officers outside the U.S. or Europe, as the case may be. See “Notice to Canadian Residents—Enforcement of Legal Rights.”

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus, including the documents that are incorporated by reference. This summary is not complete and does not contain all the information that is important to you or that you should consider before investing in the exchange notes. As a result, you should read this entire prospectus, including the documents that are incorporated by reference, carefully.

Iron Mountain Canada Corporation

Iron Mountain Canada Corporation, or the Issuer, is an unlimited liability company under the laws of Nova Scotia, Canada, and is the continuing company resulting from the amalgamation of Iron Mountain Nova Scotia Funding Company, or Funding, and Iron Mountain Canada Corporation, both of which were wholly owned subsidiaries of IMI’s wholly owned U.S. subsidiary, Treeline Services Corporation, or Treeline, and Iron Mountain Box Company, which was a wholly owned subsidiary of Iron Mountain Canada Corporation. Funding was formed on February 23, 2007 as an unlimited liability company under the laws of Nova Scotia, Canada, and was the issuer of the outstanding notes.

We have not included or incorporated by reference separate financial statements of the Issuer in this prospectus as the financial statements of IMI incorporated by reference herein from IMI’s Current Report on Form 8-K filed with the Commission on May 10, 2007 include condensed consolidating financial information of IMI, which presents information with respect to the Issuer along with information with respect to IMI and the other guarantors.

The registered office of the Issuer is located at 195 Summerlea Rd., Brampton, Ontario, Canada L6T 4P6, and its telephone number is (905) 792-7050.

Iron Mountain Incorporated

We believe we are the global leader in information protection and storage services. We help organizations around the world reduce the costs and risks associated with information protection and storage. We offer comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, we are a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base comprised of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 90% of the Fortune 1000 and more than 85% of the FTSE 100.

Our information protection and storage services can be broadly divided into three major service categories: records management, data protection & recovery, and information destruction. We offer both physical services and technology solutions in each of these categories, and we continue to expand our geographic footprint in order to protect and store our customers’ information without regard to media format or geographic location.

Our physical records management services include: records management program development and implementation based on best-practices to help customers comply with specific regulatory requirements, implementation of policy-based programs that feature secure, cost-effective storage for all major media, including paper (which is the dominant form of records storage), flexible retrieval access and retention management. Our technology-based records management services are comprised primarily of digital archiving and related services for secure, legally compliant and cost-effective long-term archiving of electronic records. Within the records management services category, we have developed specialized services for vital records and regulated industries such as healthcare, energy and financial services.

Our physical data protection & recovery services include disaster preparedness, planning, support and secure, off-site vaulting of data backup media for fast and efficient data recovery in the event of a disaster, human error or virus. Our technology-based data protection & recovery services include online backup and recovery solutions (also known as electronic vaulting) for desktop and laptop computers and remote servers. Additionally, we serve as a trusted, neutral third party and offer technology escrow services to protect and manage source code and other proprietary information.

Our information destruction services are comprised almost exclusively of secure shredding services. Secure shredding services complete the life cycle of a record and involve the shredding of sensitive documents in a way that ensures privacy and a secure chain of record custody. These services typically include the scheduled pick-up of loose office records which customers accumulate in specially designed secure containers we provide. Our technology-based information destruction services include DataDefense, which provides automatic, intelligent encryption of sensitive PC data and, when behaviors that are inconsistent with authorized use are detected, that data is automatically eliminated and the PC is disabled, which is designed to render the data useless to unauthorized users.

In addition to our core records management, data protection & recovery, and information destruction services, we sell storage materials, including cardboard boxes and magnetic media, and provide consulting, facilities management, fulfillment and other outsourcing services.

Our vision is to protect and store the world’s information, and to that end we have organized our business into a geographic model with separate management teams for each of the following major geographic regions: North America, Europe, Latin America and Asia Pacific. The one exception to this model is our Digital Services business unit. Digital services, by their nature, are deployed in a virtual fashion leveraging a common set of intellectual property and a global technology infrastructure. Our largest segment, the North American Physical Business, offers all of our physical records management services, data protection & recovery services, and information destruction services. We expect that over time all of these products and services will be available on a global basis throughout all of our geographic segments.

Iron Mountain was founded in 1951 in an underground facility near Hudson, New York. Now in our 56th year, we have experienced tremendous growth and organizational change, particularly since successfully completing the initial public offering of our common stock in February 1996. Since then, we have grown from a regional business with limited product offerings and annual revenues of $104 million in 1995 into a global enterprise providing a broad range of information protection and storage services to customers in markets around the world. For the year ended December 31, 2006, we had total revenues of $2.4 billion.

Our growth since 1995 has been accomplished primarily through the acquisition of U.S. and international information protection and storage services companies. The goals of our current acquisition program are: to supplement internal growth in our physical businesses by continuing to establish a footprint in targeted international markets and adding fold-in acquisitions both in the U.S. and internationally; and to accelerate our strategy, leadership and time to market in our digital businesses. We expect our digital acquisitions will be of two primary types, those that bring us new or improved technologies to enhance our existing technology portfolio and those that increase our market position through technology and established revenue streams. To date, we completed two significant technology acquisitions: Connected Corporation, or Connected, in November 2004 and LiveVault Corporation, or LiveVault, in December 2005.

Having substantially completed our North American geographic expansion by the end of 2000, we shifted our focus from growth through acquisitions to internal revenue growth. In 2001, as a result of this shift, internal revenue growth exceeded growth through acquisitions for the first time since we began our acquisition program in 1996. This has been the case in each year since 2001 with the exception of 2004, when revenue growth from acquisitions exceeded internal revenue growth due primarily to the acquisition of the records management operations of Hays plc, or Hays IMS, in July 2003. In the absence of unusual acquisition activity, we expect to achieve most of our revenue growth internally in 2007 and beyond.

We expect to achieve our internal revenue growth objectives primarily through a sophisticated sales and account management coverage model designed to drive incremental revenues by acquiring new customer relationships and increasing business with new and existing customers by selling them our products and services in new geographies and selling additional products and services such as secure shredding and digital data protection. These selling efforts will be augmented and supported by an expanded marketing program, which includes product management as a core discipline. We are also developing an extensive worldwide network of channel partners through which we are selling a wide array of technology solutions, primarily our digital data protection and recovery products and services.

As of December 31, 2006, we provided services to over 90,000 corporate clients in 85 markets in the U.S. and 86 markets outside of the U.S., employed over 18,600 people and operated over 900 records management facilities in the U.S., Canada, Europe, Latin America and Asia Pacific.

Financial Characteristics of Our Business

Our financial model is based on the recurring nature of our various revenue streams. The historical predictability of our revenues and the resulting operating income before depreciation and amortization, or OIBDA1, allow us to operate with a high degree of financial leverage. Our primary financial goal has always been, and continues to be, to increase consolidated OIBDA in relation to capital invested, even as our focus has shifted from growth through acquisitions to internal revenue growth. Our business has the following financial characteristics:

•       Recurring Revenues. We derive a majority of our consolidated revenues from fixed periodic, usually monthly, fees charged to customers based on the volume of records stored. Once a customer places physical records in storage with us and until those records are destroyed or permanently removed, for which we typically receive a service fee, we receive recurring payments for storage fees without incurring additional labor or marketing expenses or significant capital costs. Similarly, contracts for the storage of electronic backup media consist primarily of fixed monthly payments. Our quarterly revenues from these fixed periodic storage fees have grown for 73 consecutive quarters. For each of the five years 2002 through 2006, storage revenues, which are stable and recurring, have accounted for over 56% of our total consolidated revenues. This stable and growing storage revenue base also provides the foundation for increases in service revenues and OIBDA.

1        We use OIBDA, an integral part of our internal planning and reporting systems, to evaluate the operating performance of our consolidated business. As such, we believe OIBDA provides our current and potential investors with relevant and useful information regarding our ability to grow our revenues faster than our operating expenses. Additionally, we use multiples of current and projected OIBDA in our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. OIBDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, or GAAP, such as operating or net income or cash flows from operating activities (as determined in accordance with GAAP). For a more detailed definition and reconciliation of OIBDA and a discussion of why we believe this measure provides relevant and useful information to our current and potential investors, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this prospectus.

•       Historically Non-Cyclical Storage Business. We have not experienced any significant reductions in our storage business as a result of past economic downturns, although we can give no assurance that this would be the case in the future. We believe that companies that have outsourced records management services are less likely during economic downturns to incur the move-out costs and other expenses associated with switching vendors or moving their records management services programs in-house. However, during a recent economic slowdown, the rate at which some customers added new cartons to their inventory was below historical levels. The net effect of these factors has been the continued growth of our storage revenue base, albeit at a lower rate. For each of the five years 2002 through 2006, total net volume growth in North America has ranged between 6% and 7%.

•       Inherent Growth from Existing Physical Records Customers. Our physical records customers have on average generated additional cartons at a faster rate than stored cartons have been destroyed or permanently removed. We estimate that inherent growth from existing customers represents approximately half of our total net volume growth in North America. We believe the consistent growth of our physical records storage revenues is the result of a number of factors, including: (1) the trend toward increased records retention; (2) customer satisfaction with our services; and (3) the costs and inconvenience of moving storage operations in-house or to another provider of information protection and storage services.

•       Diversified and Stable Customer Base. As of December 31, 2006, we had over 90,000 corporate clients in a variety of industries. We currently provide services to commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 90% of the Fortune 1000 and 85% of the FTSE 100. No customer accounted for more than 2% of our consolidated revenues for the years ended December 31, 2004, 2005 and 2006. For each of the three years 2004 through 2006, the average volume reduction due to customers terminating their relationship with us was less than 2%.

•       Capital Expenditures Related Primarily to Growth. Our information protection and storage business requires limited annual capital expenditures made in order to maintain our current revenue stream. For the years 2004 through 2006, over 85% of our aggregate capital expenditures were growth-related investments, primarily in storage systems, which include racking, building and leasehold improvements, computer systems hardware and software, and buildings. These growth-related capital expenditures are primarily discretionary and create additional capacity for increases in revenues and OIBDA. In addition, since shifting our focus from growth through acquisitions to internal revenue growth, our capital expenditures, made primarily to support our internal revenue growth, have exceeded the aggregate acquisition consideration we conveyed in both 2001 and 2002. Although this was not the case in 2003 due to the acquisition of Hays IMS and in 2004 due to the acquisition of Connected and the 49.9% equity interest held by Mentmore plc in Iron Mountain Europe Limited, or IME, it was the case in both 2005 and 2006 and we expect this trend to continue in the future absent unusual acquisition activity.

Growth Strategy

Our objective is to maintain a leadership position in the information protection and storage services industry around the world, protecting and storing our customers’ information without regard to media format or geographic location. In the U.S. and Canada, we seek to be one of the largest information protection and storage services providers in each of our markets. Internationally, our objectives are to continue to capitalize on our expertise in the information protection and storage services industry and to make additional acquisitions and investments in selected international markets. Our primary avenues of growth are: (1) increased business with existing customers; (2) the addition of new customers; (3) the introduction of new products and services such as secure shredding and electronic vaulting; and (4) selective acquisitions in new and existing markets.

Growth from Existing Customers

Our existing customers storing physical records contribute to storage and storage-related service revenues growth because on average they generate additional cartons at a faster rate than old cartons are destroyed or permanently removed. In order to maximize growth opportunities from existing customers, we seek to maintain high levels of customer retention by providing premium customer service through our local account management staff.

Our sales coverage model is designed to identify and capitalize on incremental revenue opportunities by allocating our sales resources based on a sophisticated segmentation of our customer base and selling additional records management, data protection & recovery and information destruction services, in new and existing markets, within our existing customer relationships. We also seek to leverage existing business relationships with our customers by selling complementary services and products. Services include records tracking, indexing, customized reporting, vital records management and consulting services.

Addition of New Customers

Our sales forces are dedicated to three primary objectives: (1) establishing new customer account relationships: (2) generating additional revenue from existing customers; and (3) expanding new and existing customer relationships by effectively selling a wide array of complementary services and products. In order to accomplish these objectives, our sales forces draw on our U.S. and international marketing organizations and senior management.

Introduction of New Products and Services

We continue to expand our menu of products and services. We have established a national presence in the secure shredding industry in the U.S., Canada and the U.K. and offer our electronic vaulting management services worldwide. These new products and services allow us to further penetrate our existing customer accounts and attract new customers in previously untapped markets.

Growth through Acquisitions

Our acquisition strategy includes expanding geographically, as necessary, and increasing our presence and scale within existing markets through “fold-in” acquisitions. We have a successful record of acquiring and integrating information protection and storage services companies. Between January 1, 1996, when we began our acquisition program, and December 31, 2006, we completed 187 acquisitions in North America, Europe, Latin America and Asia Pacific for total consideration of approximately $3.1 billion, including approximately $1 billion associated with our merger with Pierce Leahy Corp. in February 2000. During that period, we substantially completed our geographic expansion in North America, Europe and Latin America and began our expansion into Asia Pacific.

Acquisitions in the U.S. and Canada

We intend to continue our acquisition program in the U.S. and Canada focusing primarily on the secure shredding industry, expanding geographically as necessary, and building scale in some of our smaller markets through “fold-in” acquisitions. However, given the small number of large acquisition prospects and our increased revenue base, future acquisitions are expected to be less significant to overall U.S. and Canadian revenue growth.

International Acquisition Strategy

We also intend to continue to make acquisitions and investments in information protection and storage services businesses outside the U.S. and Canada. We have acquired and invested in, and seek to acquire and invest in, information protection and storage services companies in countries, and, more specifically, markets within such countries, where we believe there is sufficient demand from existing multinational customers or the potential for significant growth. Since beginning our international expansion program in January 1999, we have directly and through joint ventures, expanded our operations into 26 countries in Europe, Latin America and Asia Pacific. These transactions have taken, and may continue to take, the form of acquisitions of the entire business or of controlling or minority investments, with a long-term goal of full ownership. In addition to the criteria we use to evaluate U.S. and Canadian acquisition candidates, we also evaluate the presence in the potential market of our existing customers as well as the risks uniquely associated with an international investment, including those risks described below.

The experience, depth and strength of local management are particularly important in our international acquisition strategy. As a result, we have formed joint ventures with, or acquired significant interests in, target businesses throughout Europe, Latin America and Asia Pacific. We began our international expansion by acquiring a 50.1% controlling interest in each of our IME, Iron Mountain South America, Ltd., or IMSA, and Sistemas de Archivo Corporativo (a Mexican limited liability company) subsidiaries.

In 2006, we established a majority-owned joint venture serving four major markets in India, completed minority investments in information protection and storage businesses with operations in Poland and Russia, and signed a definitive agreement to establish a majority-owned joint venture in Asia Pacific. The Asia Pacific transaction closed in the second quarter of 2007 for consideration of approximately $2 million and gives us an initial presence in Singapore, Hong Kong-SAR, China, Indonesia, Sri Lanka, Taiwan and Malaysia.

We believe this strategy, rather than an outright acquisition, may, in certain markets, better position us to expand the existing business. The local partner benefits from our expertise in the information protection and storage services industry, our multinational customer relationships, our access to capital and our technology, and we benefit from our local partner’s knowledge of the market, relationships with local customers and their presence in the community.

Our long-term goal is to acquire full ownership of each such business. To that end, in February 2004, we acquired the remaining 49.9% minority equity interest in IME, in January 2005, we acquired the remaining 49.9% minority equity interest in IMSA and in April 2006, we acquired the remaining minority equity ownership in our Mexican operations. In addition, we have bought out partnership interests, in whole or in part, in Chile, Eastern Europe and the Netherlands. As a result of these transactions we own more than 98% of our international operations, measured as a percentage of consolidated revenues.

Our international investments are subject to risks and uncertainties relating to the indigenous political, social, regulatory, tax and economic structures of other countries, as well as fluctuations in currency valuation, exchange controls, expropriation and governmental policies limiting returns to foreign investors.

The amount of our revenues derived from international operations and other relevant financial data for fiscal years 2004, 2005 and 2006 are set forth in Note 9 to Notes to Consolidated Financial Statements in our Current Report on Form 8-K filed with the Commission on May 10, 2007 which is incorporated by reference in this prospectus. For the years ended December 31, 2004, 2005 and 2006, we derived approximately 27%, 28% and 30%, respectively, of our total revenues from outside of the U.S. As of December 31, 2004, 2005 and 2006, we have long-lived assets of approximately 31%, 31% and 33%, respectively, from outside of the U.S.

Digital Growth and Technology Innovation Strategy

Similar to our physical businesses, we seek to grow revenues in our Worldwide Digital Segment by selling our products and services to existing and new customers. Our focus on technology innovation allows us to bring to market leading products and services designed to solve customer problems in the areas of data protection and e-records management. Our approach to innovation has three major components: build, buy and partner. We will build or develop our own technology in areas core to our strategy in order to protect and extend our lead in the market. Examples include, back up and archiving Software as a Service and data reduction technologies. Our technology acquisition strategy is designed to accelerate our product strategy, leadership and time to market and past examples include the Connected and LiveVault acquisitions. Finally, we are developing global technology partnerships that complement our product and service offerings, allow us to offer a complete solution to the marketplace and keep us in contact with emerging technology companies.

Address and Telephone Number

IMI was incorporated in 1990, but its operations date from 1951. It is a Delaware corporation. IMI’s principal place of business is located at 745 Atlantic Avenue, Boston, Massachusetts 02111, and its telephone number is (617) 535-4766.

Background

On March 15, 2007, one of the Issuer’s predecessor constituent companies, Funding, sold C$175 million in aggregate principal amount of its 7½% CAD Senior Subordinated Notes due 2017, or the outstanding notes, in a private offering to initial purchasers for resale to qualified institutional buyers in accordance with Rule 144A under the Securities Act and, in Canada, to “accredited investors” pursuant to applicable prospectus exemptions. We used the net proceeds from the sale of the outstanding notes to repay a portion of amounts outstanding under IMI’s existing term loan facility. In connection with the offering of the outstanding notes, we entered into a registration rights agreement with the several initial purchasers of the outstanding notes. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost to use our reasonable best efforts to, among other things:

•       cause a registration statement relating to the notes to be filed with the Commission within 90 days after the date on which the Issuer issued the outstanding notes;

•       use all commercially reasonable efforts to cause such registration statement to be declared effective by the Commission on or prior to 180 days after the date on which the Issuer issued the outstanding notes; and

•       as soon as practicable following the effectiveness of such registration statement, commence an exchange offer through which the Issuer will exchange the outstanding notes for the exchange notes.

A copy of the registration rights agreement is filed with the Commission as an exhibit to our Current Report on Form 8-K filed with the Commission on March 23, 2007, which is incorporated by reference in this prospectus.

Summary of the Exchange Offer

Securities Offered	7½% CAD Senior Subordinated Notes due 2017.
The Exchange Offer

The Issuer is offering to exchange up to C$175 million aggregate principal amount of its exchange notes, which have been registered under the Securities Act, for up to C$175 million aggregate principal amount of its outstanding notes. You have the right to exchange the outstanding notes you hold for exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Purpose of the Exchange Offer

The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of outstanding notes if we failed to timely commence and complete the exchange offer.

Conditions of the Exchange Offer

The exchange offer is subject to specified conditions described under the caption “The Exchange Offer—Conditions,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Extensions; Amendments	We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

•  to extend the expiration date (as defined below) of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer subject to the right of tendering holders to withdraw their tender of outstanding notes;

• to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if one or more specified conditions occur; and/or
• to waive any condition or amend the terms of the exchange offer in any manner.

Denominations of the Exchange Notes	The exchange notes will be issued in minimum denominations of C$1,000 and integral multiples thereof.
Tenders; Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 19, 2007, unless we extend the exchange offer, or the expiration date. We will extend the exchange offer as required by applicable law, and may choose to extend the exchange offer in our sole discretion. If we decided for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” for a more complete description of the tender provisions.

Withdrawal Rights

You may withdraw tenders of outstanding notes at any time prior to the expiration date by delivering a written notice of withdrawal to the exchange agent (as defined below) in conformity with the procedures discussed under “The Exchange Offer—Withdrawal of Tenders.”

Settlement Date	The settlement date of the exchange offer, or the settlement date, will be promptly after the expiration date, which is expected to be the third business day following the expiration date.
Material U.S. Federal Income Tax Considerations

An exchange of our outstanding notes for exchange notes will be regarded for U.S. federal income tax purposes as a nontaxable continuation of our outstanding notes. Immediately after the exchange, for U.S. federal income tax purposes, your adjusted basis, holding period and other tax characteristics in the exchange notes received will be the same as your adjusted basis, holding period, and other tax characteristics in the outstanding notes immediately before the exchange. For additional information, see “Certain Tax Considerations—Material United States Federal Income Tax Considerations.”

Certain Canadian Federal Income Tax Considerations

An exchange of our outstanding notes for exchange notes will be regarded for Canadian federal income tax purposes as a non-taxable continuation of our outstanding notes. For additional information see “Certain Tax Considerations—Certain Canadian Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer and your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through CDS Clearing and Depository Services Inc., or CDS, you will be required to comply with the book-entry delivery procedures established by CDS. Any CDS participant may make book-entry delivery of the outstanding notes (on behalf of a noteholder wishing to accept the exchange offer) by complying with the procedures of CDS. Noteholders who wish to tender outstanding notes to the exchange offer should contact their nominees for assistance.

If your outstanding notes are registered in your name, you must deliver the certificates representing your outstanding notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the exchange agent, before the expiration of the exchange offer. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.” In the alternative, you may comply with the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to your nominee or the exchange agent, as applicable. Questions regarding how to tender and requests for information with respect to the exchange offer procedures should be directed to the exchange agent. For additional information, see “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. For additional information, see “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to the restrictions on transfer described in the outstanding notes. In general, outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the registration requirements of the U.S. federal securities laws and applicable state securities law, or pursuant to prospectus exemptions under Canadian securities laws. See “Risk Factors—Risks Related to the Failure to Exchange.” Following the completion of the exchange offer, we will have no obligation to exchange outstanding notes for exchange notes.

Resales of the Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery provisions of the U.S. securities laws, provided that:

• you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;
• you are not a broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;
• the exchange notes to be received by you will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;
• you are not engaged in, and do not intend to engage in, a distribution, within the meaning of the Securities Act, of the exchange notes; and
• you are not prohibited by law or any policy of the Commission from participating in the exchange offer.

Our belief is based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the U.S. federal securities laws without an exemption from these laws, you may incur liability under the U.S. federal securities laws. We do not and will not assume, or indemnify you against, this liability.

In addition, in connection with any resales of the exchange notes, any broker-dealer that acquired exchange notes for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “The Exchange Offer—Resale of the Exchange Notes” and “Plan of Distribution.”

Finally, the filing of this registration statement and the consummation of the exchange offer will not qualify the exchange notes for resale in Canada and will not affect the resale restrictions discussed under “Notice to Canadian Residents—Resale Restrictions.”

Dissenters’ Rights of Appraisal	Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.
Exchange Agent

The exchange agent for the exchange offer is BNY Trust Company of Canada. The address, telephone number and facsimile number of the exchange agent are set forth in the “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

For additional information, see “The Exchange Offer,” which includes more detailed information concerning the exchange offer.

The Exchange Notes

This summary is not a complete description of the exchange notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see the section entitled “Description of the Notes” in this prospectus.

Issuer	Iron Mountain Canada Corporation, an unlimited liability company organized under the laws of Nova Scotia, Canada, and wholly-owned subsidiary of IMI.
Exchange Notes	The terms of the outstanding notes and the exchange notes are identical in all material respects, except the exchange notes offered in the exchange offer:
• will have been registered under the Securities Act;
• will not have transfer restrictions under U.S. securities laws and registration rights that relate to the outstanding notes; and
• will not have rights relating to the payment of additional interest to holders of outstanding notes if we fail to timely commence and complete the exchange offer.
A brief description of the exchange notes is set forth below. For additional information regarding the exchange notes, see “Description of the Notes.”
Maturity	The exchange notes will mature on March 15, 2017, unless previously redeemed.
Interest Rate	The exchange notes will bear interest at a rate of 7½% per annum.
Interest Payment Dates	The Issuer will pay the interest due on the notes semiannually in arrears on March 15 and September 15, beginning September 15, 2007.
Guarantors

IMI is a guarantor along with certain of its U.S. wholly owned subsidiaries, or the subsidiary guarantors, and with IMI, the guarantors. However, not all of IMI’s subsidiaries are guarantors. In particular, neither IME nor IMI’s other non-U.S. subsidiaries are guarantors. If the Issuer cannot make payments on the exchange notes when they are due, the guarantors must make them instead.

Under certain conditions as permitted by the indenture, upon a sale or other disposition of a subsidiary guarantor, that guarantor’s guarantee will be released, and upon a sale or other disposition of the Issuer, if the acquirer assumes the guarantees of the exchange notes (and in certain circumstances, assumes the exchange notes), IMI elects to make an offer to repurchase the exchange notes at 101% of par and certain other conditions are met, all guarantees, including that of IMI, will be released (and, in certain circumstances involving the sale or disposition of all or substantially all of the assets of the Issuer, the Issuer will be released of its obligations in respect of the exchange notes). See “Description of the Notes—Certain Covenants—Release of Guarantees and Guarantors.”

Ranking

The exchange notes and the guarantees are unsecured senior subordinated debts. They rank behind all of the Issuer’s and the guarantors’ current and future indebtedness other than trade payables, except indebtedness that expressly provides that it is not senior to the exchange notes and the guarantees.

Offer to Repurchase Notes

If IMI sells certain assets or experiences specific kinds of changes of control, IMI or the Issuer must offer to repurchase the exchange notes at the prices listed in this prospectus in the section captioned “Description of the Notes” under the subheading “—Offer to Repurchase Notes.”

Optional Redemption

The Issuer may, at its option, redeem some or all of the exchange notes at any time prior to March 15, 2012 at the CAD make-whole price set forth in this prospectus. At its option, the Issuer may also redeem some or all of the exchange notes at any time after March 15, 2012 at the redemption prices listed in this prospectus in the section captioned “Description of the Notes” under the subheading “—Optional Redemption.”

Before March 15, 2010, the Issuer may, at its option, redeem a portion of the exchange notes with the proceeds of certain equity offerings of IMI as long as at least C$115.0 million in aggregate principal amount of notes (including any additional notes subsequently issued as part of the same class) remains outstanding immediately afterwards.

Certain Covenants

The Issuer will issue the exchange notes under the same indenture with The Bank of New York Trust Company, N.A., as trustee, under which the outstanding notes were issued. The indenture, among other things, restricts the ability of the Issuer, IMI and IMI’s restricted subsidiaries to:

• borrow money;
• pay dividends on stock or purchase stock;
• make investments;

• use assets as security in other transactions;
• enter into transactions with affiliates; and
• sell certain assets or merge with or into other companies.
For more details, see the section captioned “Description of the Notes-Certain Covenants.”
Governing Law	The indenture, the exchange notes and each guarantee are governed by and will be construed in accordance with the laws of the State of New York.
Delivery and Form

The exchange notes will be issued in the form of one or more fully registered global notes in book-entry form, which will be deposited with, and registered in the name of, CDS & Co. as nominee for CDS Clearing and Depository Services Inc., or CDS. Ownership of interests in the global notes, or Book-Entry Interests, will be available to participants in CDS or persons that may hold interests through those participants. The Depository Trust Company is a participant in CDS. Book-Entry Interests in the notes will be shown on, and transfers thereof will be effected through, records maintained in book-entry form by CDS and their participants. See “Description of the Notes—Book-Entry, Delivery and Form.”

Except as set forth under “Description of the Notes—Book-Entry, Delivery and Form,” holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the record owners or holders of the exchange notes under the indenture governing the exchange notes. Interest in the global note will be issued in minimum denominations of C$1,000 and integral multiples thereof.

Listing	We do not intend to list the exchange notes on any securities exchange or to arrange for quotation through any automated trading system.

Risk Factors

You should carefully consider all of the information in this prospectus, including the information incorporated by reference in this prospectus. In particular, you should evaluate the specific risks set forth under the sections captioned “Risk Factors” beginning on page 16 of this prospectus for a discussion of certain risks in making an investment in the exchange notes.

risk factors

You should carefully consider the following factors, the risk factors included in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference, and other information in this prospectus before deciding to invest in our exchange notes.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our various indebtedness.

We have a significant amount of indebtedness. The following table shows important credit statistics for Iron Mountain and its consolidated subsidiaries, and assumes that we had closed our new revolving credit and term loan facilities, or the “New Credit Agreement,” and applied the initial borrowings thereunder as described under “Capitalization”:

	As Adjusted At March 31, 2007
	(Dollars in millions)
Total long-term debt	$2,910.1
Stockholders’ equity	$1,584.9
Debt to equity ratio	1.84	x

Our substantial indebtedness could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

•       inability to satisfy our obligations with respect to our various indebtedness;

•       inability to adjust to adverse economic conditions;

•       inability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements, including possible required repurchases of our various indebtedness;

•       limits on our flexibility in planning for, or reacting to, changes in our business and the information protection and storage services industry;

•       limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness, including the notes, or to fund our other liquidity needs;

•       inability to generate sufficient funds to cover required interest payments, including on the notes; and

•       restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

Restrictive loan covenants may limit our ability to pursue our growth strategy.

Our credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:

•       incur additional indebtedness;

•       pay dividends or make other restricted payments;

•       make asset dispositions;

•       create or permit liens; and

•       make capital expenditures and other investments.

These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

Despite current indebtedness levels, we may still be able to incur substantially more debt.

The terms of the indenture generally do not prohibit us from borrowing additional funds under our revolving credit facility and possible future credit arrangements. The New Credit Agreement would permit additional borrowings, under such facilities (subject to customary borrowing conditions) or otherwise, of up to $323.6 million as of March 31, 2007 assuming we had closed the New Credit Agreement and applied the initial borrowings thereunder as described under “Capitalization.” Additional borrowings under such facilities would be, and other borrowings could be, senior to the exchange notes and the guarantees.

Our ability to generate sufficient cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund capital expenditures and future acquisitions will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from operations and available borrowings under our existing and future credit arrangements will be adequate to meet our foreseeable future liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the New Credit Agreement and the exchange notes, on commercially reasonable terms or at all.

The exchange notes and the guarantees are junior to all of our existing senior indebtedness and possibly to all of our future borrowings, and in some situations, this may reduce our ability to fulfill our full obligations under the exchange notes.

The exchange notes and the guarantees rank behind all of our existing senior indebtedness and all of our future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes and the guarantees. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees.

In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our senior debt.

If we become subject to a bankruptcy, liquidation or reorganization or similar proceeding, holders of the exchange notes will participate with trade creditors and all other holders of our senior subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our and their creditors and holders of the exchange notes may receive less, ratably, than the holders of senior debt.

Assuming we had closed the New Credit Agreement and applied the initial borrowings thereunder as of March 31, 2007 as described under “Capitalization,” the guarantees would have been subordinated to $574.7 million of our senior debt and would have ranked equally with $2,260.6 million (includes $0.6 million of net discounts) of our other senior subordinated debt and trade payables. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Your right to receive payments on these exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

IMI and substantially all of Iron Mountain’s direct and indirect wholly owned U.S. subsidiaries will guarantee the exchange notes. IME, its subsidiaries and our other existing non-U.S. subsidiaries do not, and we anticipate that our future non-U.S. subsidiaries, including the Issuer’s subsidiaries, will not, guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. Assuming the closing of the New Credit Agreement and the application of the initial borrowings thereunder as of March 31, 2007 as described under “Capitalization,” the exchange notes were effectively junior to $64.7 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 23.5% of our consolidated revenues in the year ended December 31, 2006 and held 26.9% of our consolidated total assets as of December 31, 2006, in the latter case without reduction for the minority interests in certain of our non-U.S. subsidiaries.

Our condensed consolidating financial information included in the notes to our consolidated financial statements, which are included in our Current Report on Form 8-K filed with the Commission on May 10, 2007, and in our Quarterly Report for the quarter ended March 31, 2007, each of which is incorporated herein by reference, includes information for the Issuer, IMI, the subsidiary guarantors on a combined basis and our non-guarantor subsidiaries on a combined basis.

You may not be able to effect service of process or enforce judgments obtained against us or the subsidiary guarantors outside the U.S.

IMI and the subsidiary guarantors are entities organized under the laws of the U.S. All or a substantial portion of both IMI’s and the subsidiary guarantors’ assets are located in the U.S. and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against IMI or the subsidiary guarantors outside the U.S. In addition, all of IMI’s directors reside in the U.S. and its executive officers reside in the U.S. or in Europe, and all or some portion of their assets are located in the U.S. or in Europe, as the case may be. As a result, it may not be possible for investors to effect service of process or enforce judgments obtained against IMI’s directors outside the U.S. and executive officers outside the U.S. or Europe, as the case may be.

We may not have the ability to raise the funds necessary to finance the repurchase of outstanding senior subordinated indebtedness, including the exchange notes, upon a change of control event as required by the indenture.

Upon the occurrence of a Change of Control (as defined in “Description of the Notes”), the Issuer will be required to offer to repurchase all exchange notes and outstanding notes and IMI will be required to repurchase all its other existing senior subordinated indebtedness. However, it is possible that we will not have sufficient funds at the time of the Change of Control to make the required repurchase of the exchange notes and outstanding notes or that restrictions in our credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture. See “Description of the Notes—Offer to Repurchase the Notes—Change of Control.”

U.S. federal and state statutes could allow courts, under specific circumstances, to void guarantees and require holders of the exchange notes to return payments received from guarantors.

Under U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•       received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•       was insolvent or rendered insolvent by reason of such incurrence; or

•       was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•       intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•       the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•       if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•       it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, including Iron Mountain, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business or any transaction in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Some or all of the guarantees of the exchange notes may be released automatically.

If:

•       Iron Mountain sells or otherwise disposes, by way of a merger, consolidation or otherwise, all the capital stock or all or substantially all of the assets of the Issuer to an unaffiliated third party,

•       the guarantees (and, in certain circumstances involving the sale or disposition of all or substantially all of the assets of the Issuer, the exchange notes) are assumed by such third party,

•       Iron Mountain elects to make an irrevocable offer for all of the exchange notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, and Additional Amounts, if any, and

•       certain other conditions are met;

then Iron Mountain and the subsidiary guarantors will be unconditionally released and relieved of any obligations under their guarantees of the exchange notes and under the Indenture with respect to the exchange notes (and, in certain circumstances involving the sale or disposition of all or substantially all of the assets of the Issuer, the Issuer will also be released and relieved of any obligations in respect of the exchange notes). See “Description of the Notes—Certain Covenants—Release of Guarantees and Guarantors.”

A subsidiary guarantor may be released from its guarantee at any time upon a sale, exchange or transfer, in compliance with the provisions of the indenture, of the capital stock of such subsidiary guarantor or of substantially all of the assets of such subsidiary guarantor. In addition, in some other circumstances, a subsidiary guarantor may be released from its subsidiary guarantee in connection with IMI’s designation of such subsidiary guarantor as an unrestricted subsidiary or excluded restricted subsidiary. See “Description of the Notes—Certain Covenants—Additional Subsidiary Guarantees.”

Since Iron Mountain is a holding company, its ability to make payments under its guarantee of the exchange notes depends in part on the operations of its subsidiaries.

Iron Mountain is a holding company, and substantially all of its assets consist of the stock of its subsidiaries and substantially all of its operations are conducted by its direct and indirect wholly owned subsidiaries. As a result, its ability to make payments under its guarantee of the exchange notes will be dependent upon the receipt of sufficient funds from its subsidiaries. However, the exchange notes will be a direct obligation of the Issuer and will also be guaranteed, on a joint and several and full and unconditional basis, by most, but not all, of IMI’s direct and indirect wholly owned U.S. subsidiaries.

There is currently no active trading market for the exchange notes. If an active trading market does not develop for the exchange notes, you may not be able to resell them.

No active trading market currently exists for the exchange notes, and an active trading market may not develop in the future. The exchange notes will not be listed on any securities exchange. If an active trading market does not develop, you may not be able to resell your exchange notes at their fair market value or at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects.

Transfer of the exchange notes will still be restricted in Canada.

The exchange notes have not been registered under the securities laws of any jurisdiction other than the United States, including Canada, and may not be offered or sold in Canada or by any resident of Canada except pursuant to prospectus exemptions under Canadian securities laws and, in any other non-U.S. jurisdiction, except pursuant to an exemption from applicable securities laws. This registration statement will not qualify the notes for resale in Canada and will not affect the resale restrictions described under “Notice to Canadian Residents—Resale Restrictions.” See “Description of the Notes—Exchange Offer; Registration Rights” and “Notice to Canadian Residents.”

If you participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, restrictions will apply.

If you participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Risks Related to the Failure to Exchange

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to restrictions on transfer described in your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the U.S. federal securities laws, or in a transaction not subject to the registration requirements of the U.S. federal securities laws and other applicable securities laws and pursuant to prospectus exemptions under Canadian securities laws. We do not plan to register the outstanding notes under the Securities Act or the securities laws of any other jurisdiction, including Canada. If a large number of outstanding notes are exchanged for exchange notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes because the trading market for outstanding notes (if any) could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding notes. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive outstanding notes of equal principal amount. Any outstanding notes that are properly tendered and accepted for exchange pursuant to this exchange offer will be retired and cancelled.

CAPITALIZATION

The following table sets forth at March 31, 2007 our (a) actual cash and cash equivalents and capitalization and (b) cash and cash equivalents and capitalization as adjusted to give effect to the closing of the New Credit Agreement which provides for borrowings in an aggregate principal amount of up to $900 million, including revolving credit facilities in an aggregate amount of $600 million (including Canadian Dollar and multi-currency revolving credit facilities), and a $300 million term loan facility, and the application of the initial borrowings ($544.1 million) under the New Credit Agreement to repay, in their entirety, IMI’s prior $750 million maximum principal amount revolving credit and term loan facilities and IME’s £200 million maximum principal amount revolving credit and term loan facilities.

This table should be read in conjunction with our consolidated financial statements, and the footnotes thereto, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference into this prospectus.

As of March 31, 2007
	Actual	As Adjusted
(In thousands)
Cash and Cash Equivalents	$ 61,481	$ 275,410	(1)
Long-Term Debt (Including Current Maturities):
Old Iron Mountain Revolving Credit Facility	$ 39,676	$ —
Old IME Revolving Credit Facility	$ 92,202	$ —
Old IME Term Loan Facility	$ 194,691	$ —
New Iron Mountain Revolving Credit Facility	$ —	$ 244,071
New Iron Mountain Term Loan Facility	$ —	$ 300,000
8 1/4% Senior Subordinated Notes due 2011	$ 71,794	$ 71,794
8 5/8% Senior Subordinated Notes due 2013	$ 447,996	$ 447,996
7 1/4% GBP Senior Subordinated Notes due 2014	$ 294,375	$ 294,375
7 3/4% Senior Subordinated Notes due 2015	$ 438,365	$ 438,365
6 5/8% Senior Subordinated Notes due 2016	$ 315,676	$ 315,676
8 3/4% Senior Subordinated Notes due 2018	$ 200,000	$ 200,000
8% Senior Subordinated Notes due 2018	$ 49,670	$ 49,670
6 3/4% Euro Senior Subordinated Notes due 2018	$ 336,967	$ 336,967
7 1/2% CAD Senior Subordinated Notes due 2017	$ 151,463	$ 151,463
Real Estate Mortgages and Other	$ 59,727	$ 59,727
Total Long-Term Debt (Including Current Maturities)	$ 2,692,602	$ 2,910,104
Total Stockholders’ Equity	$ 1,587,509	$ 1,584,864
Total Capitalization	$ 4,280,111	$ 4,494,968

(1)          The excess initial borrowings over debt repaid is included in cash and cash equivalents and was used to fund the acquisition of ArchivesOne, Inc. on May 4, 2007 for approximately $202 million and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

	Year Ended December 31,					Quarter Ended March 31,
	2002	2003	2004	2005	2006	2007
Consolidated ratio of earnings to fixed charges	1.6x	1.8x	1.7x	1.8x	1.8x	1.8x

For this purpose, earnings have been calculated by adding fixed charges to income from continuing operations before provision for income taxes and minority interest. Fixed charges consist of interest costs, including amortization of deferred financing costs, but do not include interest expense related to uncertain tax positions.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On March 15, 2007, one of the Issuer’s predecessor constituent companies, Funding, issued C$175 million of the outstanding notes. In connection with the offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the agreement, we must, among other things, file with the Commission a registration statement under the Securities Act covering the exchange offer and use commercially reasonable efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books, any other person who has obtained a properly executed bond power from a registered holder, or any person whose outstanding notes are held of record by CDS who desires to deliver such notes by book-entry transfer at CDS.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement is filed with the Commission as an exhibit to IMI’s Current Report on Form 8-K filed with the Commission on March 23, 2007 and is incorporated by reference into this prospectus.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•       you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•       you are not engaged in, and do not intend to engage in, a distribution, within the meaning of the Securities Act, of the exchange notes;

•       you do not have any arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•       you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•       you are not one of our “affiliates,” as defined in rule 405 of the Securities Act; and

•       you are not limited by law or any policy of the Commission from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including, Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in

“— Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretations of the staff of the Commission as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery provisions of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the U.S. federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on July 19, 2007, unless we, in our sole discretion or if required by applicable law, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under

“—Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral (promptly confirmed in writing) or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•       to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” are not satisfied by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

•       to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “—Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes through the procedures of CDS, a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•       any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•       the staff of the Commission or other regulatory authorities proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•       any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary to proceed with the exchange offer.

If we determine that any of these conditions are not satisfied, we may:

•       refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with CDS, without expense to the tendering holder;

•       extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•       waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedures for Tendering Outstanding Notes

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. If your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through CDS, you will be required to comply with the book-entry delivery procedures established by CDS. Any CDS participant may make book-entry delivery of the outstanding notes (on behalf of a noteholder wishing to accept the exchange offer) by complying with the procedures of CDS. Noteholders and their respective CDS participants, who use CDSX (the CDS on-line tendering system pursuant to which book-entry deliveries may be effected) to accept the exchange offer through book-entry delivery will be deemed to have completed and submitted a letter of transmittal and to be bound by its terms and therefore any book-entry delivery in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the exchange offer. Noteholders who wish to tender outstanding notes to the exchange offer should contact their nominees for assistance. In addition:

•       the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•       the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, as set forth in the procedure for book-entry transfer described below; or

•       you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•       by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•       for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•       a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•       a commercial bank having an office or correspondent in the United States;

•       a trust company having an office or correspondent in the United States; or

•       an eligible guarantor institution as provided by Rule 17Ad-15 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes, a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with CDS, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

Any financial institution that is a participant in CDS may cause CDS to make book-entry delivery of outstanding notes by complying with CDS’s procedures for transfer. Noteholders and their respective CDS participants, who use CDSX to accept the exchange offer through book-entry delivery, will be deemed to have completed and submitted a letter of transmittal and to be bound by its terms and therefore any book-entry delivery in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the exchange offer.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

•       the tender is made through an eligible institution;

•       before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, or NYSE, trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•       the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal or confirmation of book-entry transfer within three NYSE trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•       specify the name of the person who deposited the outstanding notes to be withdrawn;

•       identify the outstanding notes to be withdrawn;

•       be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•       specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

If outstanding notes have been tendered pursuant to the procedures for book-entry tender discussed above, any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn notes and must otherwise comply with the procedures of CDS.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for exchange will be returned to the holder of those outstanding notes without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Outstanding Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

BNY Trust Company of Canada has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

BNY Trust Company of Canada

By Registered or Certified Mail: BNY Trust Company of Canada Suite 1101 4 King Street West Toronto, Ontario M5H 1B6 Canada Attn: Marcia Redway	By Hand and Overnight Courier: BNY Trust Company of Canada Suite 1101 4 King Street West Toronto, Ontario M5H 1B6 Canada Attn: Marcia Redway
By Facsimile (for eligible institutions only): (416) 360-1711/1727	Confirm by Telephone: (416) 993-8504

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services as exchange agent.

Delivery of the letter of transmittal to an address other than as set forth in the letter of transmittal or transmission of such letter of transmittal via facsimile other than as set forth in the letter of transmittal does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, e-mail or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $300,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if:

•       certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•       if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•       if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer. If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will have only limited remaining rights under the registration rights agreement and will remain restricted securities for purposes of the U.S. federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•       to us or any of our subsidiaries;

•       to a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act;

•       pursuant to an exemption from registration provided by Rule 144 under the Securities Act, if available;

•       pursuant to another exemption from registration under the Securities Act, if available, or in an offshore transaction not subject to the registration requirements of the Securities Act pursuant to Regulation S; or

•       a registration statement that has been declared effective under the Securities Act and that continues to be effective at the time of such action,

and in each case, in accordance with all other applicable securities laws, including the laws of Canada, and the terms of the outstanding notes and the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The costs of the exchange offer will be initially capitalized and expensed over the term of the exchange notes.

No Appraisal or Dissenters’ Rights

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the Companies Act of the Province of Nova Scotia, the General Corporation Law of the State of Delaware, the Connecticut Statutory Trust Act of the State of Connecticut or the indenture governing the outstanding notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the Commission related to exchange offers.

DESCRIPTION OF THE NOTES

The following description summarizes certain terms and provisions of the exchange notes and the outstanding notes, or the notes, the indenture and the registration rights agreement, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the exchange notes, the indenture and the registration rights agreement, which are incorporated herein by reference.

The registration rights agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the registration rights agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under the subheading “Certain Definitions” have the meanings assigned to them in the Indenture described below. In this description, the word “Company” refers only to Iron Mountain and not to any of its subsidiaries, and the word “Issuer” refers to Iron Mountain Canada Corporation, and not to any of its subsidiaries. Unless the context otherwise requires, the term “interest” includes additional interest, if any, due under the registration rights agreement.

General

The Issuer will issue the exchange notes under an indenture dated as of December 30, 2002, or the Base Indenture, as supplemented by a Sixth Supplemental Indenture dated as of the issue date of the outstanding notes, or the Supplemental Indenture, among the Issuer, the guarantors (including the Company) and The Bank of New York Trust Company, N.A., as trustee, or the Trustee. For convenience, the Base Indenture as supplemented by the Supplemental Indenture is referred to as the “Indenture.” The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate the Indenture and the Registration Rights Agreement in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as a holder of the notes. If you would like more information on these provisions, review the copies of the Indenture and the Registration Rights Agreement that we have filed with the Commission. See “Where You Can Find More Information” in this prospectus for information about how to locate these documents. You may also review the Indenture at the Trustee’s corporate trust office at 222 Berkeley Street, 2nd Floor, Boston, MA 02116.

The exchange notes are part of the same series of notes as the outstanding notes. The outstanding notes were issued and the exchange notes will be issued pursuant to the Indenture. The terms of the exchange notes are substantially identical to the outstanding notes, expect for the transfer restrictions under U.S. securities laws, registration rights and additional interest provisions relating to the outstanding notes that will not apply to the exchange notes. The outstanding notes and the exchange notes are collectively referred to in this “Description of the Notes,” as the notes.

The Indenture permits the issuance of additional notes from time to time having identical terms and conditions to the notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The exchange notes will be general unsecured obligations of the Issuer and will mature on March 15, 2017. The exchange notes will be issued in registered form, without coupons, and in denominations of C$1,000 and integral multiples thereof. The exchange notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under “—Book-Entry, Delivery and Form.” The registered holder of a note, or Holder, will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

The notes:

•       are general unsecured obligations of the Issuer;

•       are subordinated in right of payment to all existing and future Senior Debt of the Issuer;

•       are pari passu in right of payment with existing and any future senior subordinated Indebtedness of the Issuer; and

•       are unconditionally guaranteed by the guarantors.

The notes are guaranteed by the guarantors. Each guarantee of the notes:

•       is a general unsecured obligation of the guarantor;

•       is subordinated in right of payment to all existing and future Senior Debt of the guarantor; and

•       is pari passu in right of payment with any existing and future senior subordinated Indebtedness of the guarantor.

Assuming we had closed the New Credit Agreement and applied the initial borrowings thereunder as of March 31, 2007 as described under “Capitalization,” the notes and the guarantees of the notes would have been subordinated to $574.7 million of Iron Mountain’s, the Issuer’s and the guarantors’ Senior Debt and would have ranked equally with $2,260.6 million (including $0.6 million of net discounts) of Iron Mountain’s, the Issuer’s and the guarantors’ other senior subordinated debt and trade payables. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The Indenture permits the Issuer and the guarantors to incur additional Senior Debt.

Not all of the Company’s subsidiaries will guarantee the exchange notes. Substantially all of the Company’s direct and indirect wholly owned U.S. subsidiaries will guarantee the exchange notes. The Issuer’s subsidiaries, IME, and its subsidiaries and the Company’s other existing non-U.S. subsidiaries will not be guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 23.5%, of the Company’s consolidated revenues in the year ended December 31, 2006 and held 26.9% of the Company’s consolidated total assets as of December 31, 2006, in the latter case without reduction for the minority interests in certain of the Company’s non-U.S. subsidiaries. See the consolidated financial statements included in our Current Report on Form 8-K filed with the Commission on May 10, 2007, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference in this prospectus, for more detail about the division of Iron Mountain’s consolidated revenues and assets between the guarantor and non-guarantor subsidiaries.

Interest

Interest on the notes will accrue at the rate of 7 1/2% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2007 to Holders of record on the immediately preceding March 1 and September 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

The notes will be payable both as to principal and interest and additional interest and Additional Amounts, if any, at the office or agency of any of the paying agents or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Company has appointed BNY Trust Company of Canada as a sub-paying agent for the notes.

Transfer and Exchange

A Holder may transfer or exchange the notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Guarantees

The Issuer’s payment obligations under the notes are jointly and severally guaranteed pursuant to the guarantees on an unsecured senior subordinated basis by the Company and all of the Company’s Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (as defined below). See “—Certain Covenants—Additional Subsidiary Guarantees.” Each guarantee will be subordinated to the prior payment in full of all Senior Debt of each such guarantor, which, assuming we had closed our New Credit Agreement and applied the initial borrowings therefrom on March 31, 2007 as described under “Capitalization,” would have been $574.7 million. Notwithstanding the subordination provisions contained in the Indenture, the obligations of a guarantor under its guarantee will be unconditional but will contain language intended to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—U.S. federal and state statutes could allow courts, under specific circumstances, to void guarantees and require holders of the exchange notes to return payments received from guarantors.”

All of the guarantees will be released under the circumstances described under “—Certain Covenants—Release of Guarantees and Guarantors.”

The guarantee of a subsidiary guarantor will be released under the circumstances described under
“—Certain Covenants—Additional Subsidiary Guarantees.”

Subordination

The payment of principal of, premium, additional interest or Additional Amounts, if any, and interest on the notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed as a claim in such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes. Until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of notes would be entitled shall be made to the holders of Senior Debt, upon any payment or distribution to creditors of the Issuer or any guarantor:

(1)         in a liquidation or dissolution of the Issuer or such guarantor; or

(2)         in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or any guarantor or its property; or

(3)         in an assignment for the benefit of creditors; or

(4)         in any marshaling of the assets and liabilities of the Issuer or any guarantor.

Neither the Issuer nor any guarantor may make any payment or distribution upon or in respect of the notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the notes for cash, properties or securities if:

(1)         a default in the payment of any Obligation in respect of any Senior Debt occurs and is continuing; or

(2)         any other default (or any event that, after notice or passage of time would become a default), or a Non-Monetary Default, occurs and is continuing with respect to Senior Debt and the Trustee receives a notice of such default, or a Payment Blockage Notice, from the holders (or the agent or representative of such holders) of any Designated Senior Debt.

Payments on the notes may and shall be resumed:

(1)         in the case of a payment default, on the date on which such default is cured or waived; and

(2)         in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated.

Any number of Payment Blockage Notices may be given; provided, however, that:

(1)         not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days; and

(2)         any Non-Monetary Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

The Company must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default (as described below).

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. After giving effect to our closing of our New Credit Agreement and the use of the initial borrowings thereunder as of March 31, 2007 as described under “Capitalization,” the principal amount of Senior Debt of the Issuer and the guarantors outstanding would have been $574.7 million. The Indenture will not limit the amount of additional Indebtedness, including Senior Debt, that the Issuer, the Company and its Restricted Subsidiaries can incur if certain financial tests are met. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Additional Amounts

All payments made by or on behalf of the Issuer under or with respect to the notes or any of the guarantors on its guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any guarantor (including any successor entity), is then incorporated or resident for tax purposes or any political subdivision thereof or therein (for avoidance of doubt, it being understood that tax residency for these purposes does not result from mere permanent establishments), each of the foregoing, a Tax Authority, unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Tax Authority will at any time be required to be made from or imposed directly on any Holder or beneficial owner of the notes on any payments made by or on behalf of the Issuer under or with respect to the notes or any of the guarantors with respect to any guarantee, including payments of principal, redemption price, purchase price, interest, premium or additional interest, if any, the Issuer or the relevant guarantor, as applicable, will pay such additional amounts, or Additional Amounts, as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:

(1)         any payments on a note in respect of Taxes which would not have been imposed but for the Holder or the beneficial owner of the note being, or having been, a citizen or resident or national of, incorporated in, or carrying on a business in the jurisdiction in which such Taxes are imposed other than by the mere holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)         any Taxes that are imposed or withheld as a result of the failure of the Holder of a note or beneficial owner of a note to satisfy any certification, identification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such Taxes;

(3)         any note presented for payment (where notes are in physical, certificated form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(4)         any estate, inheritance, gift, sale, transfer, personal property or similar Tax or assessment;

(5)         any Taxes payable otherwise than by way of deduction or withholding;

(6)         any person who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the

Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the note;

(7)         any Holder of a note or a beneficial owner of a note that is or was a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or the Code, or any successor provision;

(8)         any Holder of a note or a beneficial owner of a note that is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

(9)         any combination of items (1) through (8) above.

In addition to the foregoing, the Issuer and the guarantors will also pay any present or future stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Authority on the execution, delivery, registration or enforcement of any of the notes, the Indenture, any guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes or the guarantees. The Issuer and the guarantors will not, however, be obligated to pay any present or future stamp, transfer, court or documentary tax, or any other excise or property tax, charge or similar levy or Tax which is levied by any Tax Authority in connection with any transfer of any note by any Holder.

If the Issuer or any guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any guarantee, the Issuer or the relevant guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Issuer or the relevant guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Issuer or the relevant guarantor will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law. The Issuer or the relevant guarantor will use commercially reasonable efforts to facilitate administrative actions necessary to assist beneficial owners to obtain any refund of or credit against Taxes for which Additional Amounts are not paid as a result of the conditions in the proviso to the first paragraph hereof.

In the event that either the Issuer or the relevant guarantor has become, or would be, obliged to pay on the next date on which any amount would be payable under or with respect to the notes, any Additional Amounts as a result of certain changes affecting the laws relating to withholding or deduction of Taxes, the Issuer may redeem all, but not less than all, the notes in accordance with the section entitled “Redemption for Changes in Withholding Taxes.”

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest, additional interest or of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Redemption

Prior to March 15, 2012, the notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the CAD Make-Whole

Price, plus accrued and unpaid interest and additional interest and Additional Amounts, if any, to but excluding the applicable redemption date. On and after March 15, 2012, the notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest and Additional Amounts, if any, to but excluding the applicable redemption date, if redeemed during the 12- month period beginning on March 15 of the years indicated below:

Year	Percentage
2012	103.750%
2013	102.500%
2014	101.250%
2015 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to March 15, 2010, the Issuer may on any one or more occasions redeem the notes at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest, and additional interest and Additional Amounts, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)         at least C$115.0 million in the aggregate principal amount of the notes (including any additional notes subsequently issued as part of the same class) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and the Company’s Subsidiaries); and

(2)         the redemption occurs within six months of the date of the closing of any such Qualified Equity Offering.

Redemption for Changes in Withholding Taxes

The Issuer may redeem the notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in “—Notices”), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption, or Tax Redemption Date, and all additional interest and Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (and in the case of notes that are in physical, certificated form, subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and additional interest and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the notes, the Issuer has or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation taking reasonable measures available, as a result of:

(1)         any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Authority affecting taxation which becomes effective on or after the date of the Supplemental Indenture (or, if the relevant Tax Authority has changed since the date of the Supplemental Indenture, the date on which the then current Tax Authority became the applicable Tax Authority under the Supplemental Indenture); or

(2)         any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which becomes effective on or after the date of the Supplemental Indenture (or, if the relevant Tax Authority has changed since the date of the

Supplemental Indenture, the date on which the then current Tax Authority became the applicable Tax Authority under the Supplemental Indenture).

The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officers’ Certificate to the effect that the Issuer cannot avoid such obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of independent counsel to the effect that the Issuer will be obligated to pay Additional Amounts as a result of an event described above.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Offer to Repurchase Notes

Change of Control.   Upon the occurrence of a Change of Control, the Issuer shall repurchase all of each Holder’s notes pursuant to the offer described below, or the Change of Control Offer, at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, and additional interest and Additional Amounts, if any, or the Change of Control Payment.

Within 30 calendar days following any Change of Control, the Issuer will mail a notice to each Holder stating:

(1)         that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all notes tendered will be accepted for payment;

(2)         the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed, or the Change of Control Payment Date;

(3)         that any note not tendered will continue to accrue interest;

(4)         that, unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)         that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

(6)         that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such notes purchased; and

(7)         that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to C$1,000 in principal amount or an integral multiple thereof.

The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable to the repurchase of the notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)         accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

(2)         deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)         deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the notes or portions thereof tendered to the Issuer.

The paying agent will promptly mail to each Holder of notes so accepted the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of C$1,000 or an integral multiple thereof.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company or the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other “event risk” protections for Holders of the notes.

Although the Change of Control provision may not be waived by the Issuer, and may be waived by the Trustee only in accordance with the provisions of the Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

The Credit Agreement currently limits the right of the Company or any subsidiary thereof to purchase any notes prior to their scheduled maturity and also provides that a Change of Control with respect to the Company is a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing notes, the Company could seek a waiver of the default under the Credit Agreement, the consent of lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a waiver and consent or repay such borrowings, the Issuer would remain prohibited from purchasing notes and the Company would be in default under the Credit Agreement. In such case, the failure to purchase tendered notes would, in turn, constitute an Event of Default under the Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party, including the Company, makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain.

Asset Sales.   The Company will not, and will not permit any of its Restricted Subsidiaries to:

(1)         sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption “Change of Control” and/or the provisions described below under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of this covenant); or

(2)         issue or sell Equity Interests of any of its Restricted Subsidiaries that, in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

(i)             have a fair market value in excess of $2.0 million; or

(ii)         result in Net Proceeds in excess of $2.0 million, each of the foregoing, an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers’ Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in net proceeds in excess of $10.0 million, evidenced by a resolution of the Company’s board of directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the Company’s board of directors and certified by an Officers’ Certificate delivered to the Trustee);

provided, however, that the amount of:

(A)      any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee) that are assumed by the transferee of any such assets; and

(B)       any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (ii) (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. For the avoidance of doubt, a disposition that constitutes a “Restricted Payment” will be governed by the provisions of the Indenture described below under the covenant entitled “Restricted Payments” and not by the provisions of this covenant.

A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

(1)         to permanently reduce Senior Debt; or

(2)         to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged on the date of the Indenture or in businesses similar or reasonably related thereto.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the notes, all holders of the 8 5/8% notes, the 7 1/4% notes, the 7 3/4% notes, the 6 5/8% notes, the 8 3/4% notes, the 8% notes and the 6 3/4% notes, and the holders of any future Indebtedness ranking pari passu with the notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness, or an Asset Sale Offer, to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, additional interest and Additional Amounts, if any, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of notes and other pari passu Indebtedness (including the 8 5/8% notes, the 7 1/4% notes, the 7 3/4% notes, the 6 5/8% notes, the 8 3/4% notes, the 8% notes and the 6 3/4% notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict. Existing agreements governing the Company’s outstanding Senior Debt generally restrict the Company from purchasing any notes prior to scheduled maturity, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing notes. In such case, the failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)         if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)         if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of C$1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade.   If on any date following the date of the indenture:

(1)         at least two of the following events occurs:

(i)             the notes are rated Baa3 or better by Moody’s Investors Service,

(ii)         the notes are rated BBB- or better by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or

(iii)     the notes are rated BBB- or better by Fitch Ratings Inc.,

(or, if any such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2)         no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants described under the following captions in this prospectus will no longer be applicable to the notes:

(1)   “—Offer to Repurchase Notes—Asset Sales”;

(2)   “—Restricted Payments”;

(3)   “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)   “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)   “—Transactions with Affiliates”;

(6)   clause (3) of the covenant described below under the caption “—Additional Subsidiary Guarantees”;

(7)   “—Unrestricted Subsidiaries”;

(8)   clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”; and

(9)   clause (2) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions.”

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary);

(2)         purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

(3)         purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the notes; or

(4)         make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as Restricted Payments);

unless, at the time of such Restricted Payment:

(i)             no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii)         the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(iii)     such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after October 1, 1996 is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the 1996 Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

As of March 31, 2007, giving effect to the closing of the New Credit Agreement and the application of the initial borrowings thereunder as described under “Capitalization,” the amount that would have been available to the Company for Restricted Payments pursuant to this clause (iii) would have been approximately $1.2 billion. The Company has similar (and more restrictive) covenants in its Credit Agreement. The amount of Restricted Payments that the Company could make without violating these covenants is substantially less than the amount that would be permitted under the Indenture.

The foregoing provisions will not prohibit:

(1)         the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)         the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock);

(3)         the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock);

(4)         the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

(5)         the repurchase of any Indebtedness subordinated in right of payment to the notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant, provided that prior to or contemporaneously with such repurchase the Issuer has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; and

(6)         additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (6) does not exceed $0.5 million in any year and $2.0 million in the aggregate.

The Restricted Payments described in clauses (2), (3), (5) and (6) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section, and the Restricted Payments described in clauses (1) and (4) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company’s EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment. In addition, for the avoidance of doubt and to avoid double counting, if an Investment results in the making of a Restricted Payment, then the subsequent assignment, contribution, distribution or other transfer of such Investment by the Company or any Restricted Subsidiary of the Company to any Excluded Restricted Subsidiary or Unrestricted Subsidiary shall not be considered a new Investment or Restricted Payment and shall not further reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments.

For the purpose of making any Restricted Payment calculations under the Indenture:

(1)         Investments will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, in each case with fair market value determined by the Company’s board of directors in good faith and, for the avoidance of doubt, such inclusions and exclusions will not be limited by the amount of any Investment or aggregate Investments;

(2)         any asset or property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, provided that, in each case the fair market value of an asset or property is as determined by the Company’s board of directors in good faith and, for the avoidance of doubt, the fair market value (as so determined) of such asset or property shall be subtracted from (in the case of a transfer to an Unrestricted Subsidiary) or added to (in the case of a transfer from an Unrestricted Subsidiary) the calculation under clause (iii) of the first paragraph of this section; and

(3)         subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Company’s board of directors, whose good faith determination will be conclusive.

The Company’s board of directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled “Unrestricted Subsidiaries.” Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, or, collectively, incur, any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if, at the time of such incurrence and after giving effect thereto, the Leverage Ratio would be less than 6.5 to 1.0.

The foregoing limitations will not apply to:

(1)         the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $100.0 million at any one time outstanding;

(2)         the issuance by the Company of its guarantee or by the Restricted Subsidiaries of subsidiary guarantees of the notes;

(3)         the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(4)         the issuance by the Issuer of the notes;

(5)         the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of

$5.0 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens;

(6)         the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

(7)         Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)         the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers’ acceptances incurred in the ordinary course of business up to an aggregate of $5.0 million at any one time outstanding;

(9)         the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; and

(10)  the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (2) through (5) above, and this clause (10) or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this covenant.

There are additional limitations on the ability of some Excluded Restricted Subsidiaries to incur Indebtedness as provided in the covenant described under the caption “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

Liens.   Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the notes are equally and ratably secured with the obligation or liability secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)         (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)         make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)         transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)         Existing Indebtedness;

(2)         the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

(3)         the Indenture and the notes;

(4)         applicable law;

(5)         any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

(6)         customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7)         restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)         permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; or

(9)         any agreement or instrument governing Indebtedness of an Excluded Restricted Subsidiary, provided that (i) at the time such agreement or instrument is entered into, such Excluded Restricted Subsidiary and its Restricted Subsidiaries have a Leverage Ratio of less than 6.5 to 1.0 and (ii) neither such Excluded Restricted Subsidiary nor any of its Restricted Subsidiaries shall, directly or indirectly, incur any Indebtedness (including Acquired Debt) unless at the time of such incurrence and after giving effect thereto, the Leverage Ratio for such Excluded Restricted Subsidiary and its Restricted Subsidiaries would be less than 6.5 to 1.0. For purposes of determining the Leverage Ratio under this clause (9) only, all references to the “Company” and its “Restricted Subsidiaries” or similar references in the definition of “Leverage Ratio” and other defined terms necessary to determine the Leverage Ratio shall be deemed to refer to such Excluded Restricted Subsidiary and its Restricted Subsidiaries, respectively.

Merger, Consolidation or Sale of Assets.   The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)         the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)         the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the

Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee);

(3)         immediately after such transaction no Default or Event of Default exists; and

(4)         the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Transactions with Affiliates.   The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each of the foregoing, an Affiliate Transaction, unless:

(a)          such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person; and

(b)         the Company delivers to the Trustee:

(i)             with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a resolution of the Company’s board of directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Company’s board of directors; and

(ii)         with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

(1)         any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)         transactions between or among the Company and/or its Restricted Subsidiaries;

(3)         transactions permitted by the provisions of the Indenture described above under the covenant entitled “Restricted Payments”; and

(4)         the grant of stock, stock options or other equity interests to employees and directors of the Company and any Restricted Subsidiary in accordance with duly adopted Company stock grant, stock option and similar plans.

The provisions set forth in clause (b) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business. The provisions of clause (b) (ii) above shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of the Indenture described above under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Certain Senior Subordinated Debt.   The Company will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to its guarantee of the notes. The Company will not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its guarantee.

Additional Subsidiary Guarantees.   If any entity (other than an Excluded Restricted Subsidiary) shall become a Restricted Subsidiary after the date of the Indenture, then such Restricted Subsidiary shall execute a guarantee and deliver an opinion of counsel with respect thereto, in accordance with the terms of the Indenture.

No Restricted Subsidiary (including any Excluded Restricted Subsidiary) may consolidate (or, for the avoidance of doubt, amalgamate) with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless:

(1)         subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation (or amalgamation) or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its guarantee (except in the case of an Excluded Restricted Subsidiary) pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

(2)         immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3)         such Restricted Subsidiary, or any Person formed by or surviving any such consolidation (or amalgamation), or merger, would be permitted to incur, immediately after giving effect to such transaction at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

In the event of:

(1)         a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation (or amalgamation) or otherwise;

(2)         a sale or other disposition of all of the capital stock of any Restricted Subsidiary; or

(3)         the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the covenant entitled “Unrestricted Subsidiaries,”

then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation (or amalgamation) or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See “—Offer to Repurchase Notes—Asset Sales.”

Release of Guarantees and Guarantors.   If (1) Iron Mountain sells or otherwise disposes, by way of a merger, consolidation or otherwise, all the capital stock or all or substantially all of the assets of the Issuer to an unaffiliated third party, (2) the guarantees of the notes (and, in the case of the disposition of all or substantially all of the assets of the Issuer, the notes) are assumed by such third party and (3) Iron Mountain elects to make an irrevocable offer for all of each Holder’s notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, and additional interest and Additional Amounts, if any, then Iron Mountain and the subsidiary guarantors will be unconditionally released and relieved of any obligations under their guarantees of the notes and the Indenture with respect to the notes (and, in the case of the disposition of all or substantially all of the assets of the Issuer, the Issuer will also be released and relieved of any obligations in respect of the notes). Iron Mountain shall not be obligated to make such offer. Any such offer, if made, will be made substantially on the terms and conditions applicable to an offer relating to a Change of Control.

The release of Iron Mountain and the subsidiary guarantors (and, in the case of the disposition of all or substantially all of the assets of the Issuer, the Issuer) will be subject to the satisfaction of the following additional conditions: (a) such third party must be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, or of Canada or any province thereof, (b) such third party must have assumed all the obligations of Iron Mountain and the subsidiary guarantors under the guarantees and the Indenture with respect to the notes (and, in the case of the disposition of all or substantially all of the assets of the Issuer, the third party must also have assumed the obligations of the Issuer in respect of the notes) pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such acquisition, no Default or Event of Default exists, and (d) such third party will, at the time of such acquisition and giving effect thereto, be permitted to incur at least $1.00 of additional indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Unrestricted Subsidiaries.   The Company’s board of directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(1)         neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

(2)         no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(3)         any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled “Restricted Payments”;

(4)         neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

(5)         neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled “Restricted Payments.”

Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the date of the indenture for the 8 1/4% notes, was a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business, in each case other than Iron Mountain Global, Inc. and its Subsidiaries (including, without limitation, IME and its Subsidiaries). For the avoidance of doubt, the provisions of this covenant shall not limit or restrict the ability of any Restricted Subsidiary to sell, transfer or otherwise dispose of any properties or assets to any other

Subsidiary, including any Unrestricted Subsidiary, to the extent such sale, transfer or other disposition is permitted by the provisions of the Indenture described above under the covenants entitled “—Offer to Repurchase Notes—Asset Sales” or “—Transactions with Affiliates.”

The Company’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(1)         such Indebtedness is permitted under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(2)         no Default or Event of Default would occur as a result of such designation.

Limitation on Sale and Leaseback Transactions.   The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1)         the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the board of directors of the Company; and

(2)         the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Reports.   Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes:

(1)         all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)         all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

Notwithstanding the foregoing, if at any time the notes are guaranteed by any direct or indirect parent company of the Company, the indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Events of Default and Remedies

Each of the following constitutes an “Event of Default”:

(1)         default for 30 days in the payment when due of interest on the notes or additional interest or Additional Amounts, if any (whether or not prohibited by the subordination provisions of the Indenture);

(2)         default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the Indenture);

(3)         failure by the Issuer to comply with the provisions described under “—Offer to Repurchase Notes—Change of Control”;

(4)         failure by the Issuer or any guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the notes outstanding to comply with any of its other agreements in the Indenture, notes or the guarantees;

(5)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if:

(i)             such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness; and

(ii)         the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $50.0 million;

(6)         failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days;

(7)         certain events of bankruptcy or insolvency with respect to the Issuer, the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries; and

(8)         except as permitted by the Indenture or the guarantees, any guarantee issued by the Company or a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Company or any Restricted Subsidiary or any Person acting on behalf of the Company or any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding may declare all the notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the notes, the principal, premium or Additional Amounts, if any, and interest on the notes will not be payable until the earlier of:

(1)         the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent; or

(2)         the date of acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, the Company or any Restricted Subsidiary that is a

Significant Subsidiary, the principal of, and premium, additional interest or Additional Amounts, if any, and any accrued and unpaid interest on all outstanding notes will become due and payable without further action or notice.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if:

(1)         the annulment of the acceleration of the notes would not conflict with any judgment or decree of a competent jurisdiction; and

(2)         all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer or the Company with the intention of avoiding payment of the CAD Make Whole Price or premium, as applicable, that the Issuer or the Company would have had to pay if the Issuer or the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, the applicable CAD Make Whole Price, or an equivalent premium, as the case may be, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, additional interest or Additional Amounts on, or the principal of, the notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, additional interest or Additional Amounts) if it determines that withholding notice is in their interest.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer, the Company or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Issuer, the Company or any Restricted Subsidiary under the notes, the guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes, by accepting a note and the guarantees, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the guarantees. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, or Legal Defeasance, except for:

(1)         the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium or additional interest or Additional Amounts, if any, and interest on such notes when such payments are due;

(2)         the obligations with respect to the notes concerning issuing temporary notes; registration of notes; mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)         the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)         the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Company released with respect to certain covenants, including the one described above under the caption “Reports,” that are described in the Indenture, or Covenant Defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)         the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in Canadian Dollars, Canadian Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, additional interest or Additional Amounts, if any, and interest on the notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, or Additional Amounts, if any, or interest on the notes;

(2)         the Issuer shall have delivered to the Trustee an opinion of counsel in Canada reasonably acceptable to the Trustee confirming that the Holders of the notes will be subject to Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred;

(3)         in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(4)         in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5)         no Default or Event of Default shall have occurred and be continuing on the date of the deposit described in clause (1) above, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)         such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)         the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8)         the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(9)         the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Book-Entry, Delivery and Form

The exchange notes will be represented in the form of a fully registered global note held by, or on behalf of, CDS Clearing and Depository Services Inc., or CDS, as custodian of the global note (for its participants) and registered in the name of CDS or its nominee CDS & Co., and registrations of ownership and transfers of the exchange notes will be made only through the depository service of CDS. Except as described below, no holder of an exchange note will be entitled to a certificate or other instrument from the Issuer or CDS evidencing that holder’s ownership thereof, and no holder of an exchange note will be shown on the records maintained by CDS except through book-entry accounts of a participant of CDS acting on behalf of owners. CDS will be responsible for establishing and maintaining book-entry accounts for its participants having interests in the global note.

The Depository Trust Company, or DTC, is a participant in CDS and investors may elect to hold their interest in the global note through DTC as a participant in CDS.

The ability of an owner of an interest in an exchange note represented by the global note to pledge the note or otherwise take action with respect to such owner’s interest in an exchange note represented by the global note (other than through a participant) may be limited due to the lack of a physical certificate.

Transfers of ownership of exchange notes represented by the global note will be effected through records maintained by CDS or its nominee for such global note (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Owners who are not participants in the depository service of CDS, but who desire to purchase, sell or otherwise transfer ownership of or other interests in the global note, may do so only through participants in the depository service of CDS.

Exchange notes issued in fully registered form, or definitive exchange notes, will be issued to holders or their nominees other than CDS or its nominee only if (i) the Issuer determines that CDS is no longer willing or able to properly discharge its responsibilities as depository and the Issuer is unable to locate a qualified successor, (ii) the Issuer at its option elects to terminate the book-entry system through CDS, or (iii) required by law.

The registered holder of a definitive exchange note will be permitted to transfer the definitive exchange note upon payment of any taxes incidental thereto by executing the form of transfer to be provided on the reverse side of the definitive exchange note in person or by an attorney duly appointed in writing and forwarding the definitive exchange note to the principal offices of the Trustee for issuance of a new definitive exchange note payable to and registered in the name of the transferee.

The definitive exchange note issued upon a transfer will be of the same amount, rate of interest, date and maturity as the definitive exchange note transferred. During the period of up to five days prior to the dates fixed for payment of interest or principal, no transfer of a definitive exchange note will be registered.

Principal of and interest on the exchange notes (including exchange notes in definitive form issued in exchange for the global note as described above) are payable by the Issuer in Canadian dollars to the persons in whose names the exchange notes are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Trustee will act as the Issuer’s principal paying agent for the exchange notes pursuant to the Indenture. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Payments of principal and interest on the exchange notes held through DTC will be made in U.S. dollars except as set forth below. Canadian dollar payments received by CDS from the Trustee will be exchanged into U.S. dollars and paid directly to DTC in accordance with procedures established from time to time by CDS and DTC. All costs of conversion will be borne by the owners of beneficial interests in the exchange notes held through DTC who receive payment in U.S. dollars. See “Description of the Notes—Currency Conversions and Foreign Exchange Risks.” Owners of beneficial interests in the exchange notes held through DTC may elect, through DTC and its participants, to receive Canadian dollar payments, in which case such Canadian dollar amounts will be transferred directly to accounts designated by DTC. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records of CDS or DTC relating to or payments made by such clearing systems on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

For as long as the exchange notes are maintained in book-entry form at CDS, we and any paying agent shall treat CDS, CDS & Co., or any other nominee appointed by CDS, as the sole holder of such exchange notes for all purposes. In respect of the exchange notes, we will at all times maintain a sub-paying agent having an office in Toronto, Canada. All notices concerning the exchange notes will be validly given if given through the sub-paying agent.

If any date for payment in respect of any exchange note is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of Toronto and in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

CDS, formed in 2006 as a subsidiary of The Canadian Depository for Securities Limited, is Canada’s national securities clearing and depositary services organization which provides clearing and settlement services previously performed by The Canadian Depository for Securities Limited since its inception in 1970. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in exchange notes clearing and settling through CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in

Montreal, Toronto, Calgary, Vancouver and Halifax to centralize securities clearing functions through a central securities depositary.

The information in this section concerning CDS and CDS’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. CDS may change or discontinue the foregoing procedures at any time

Currency Conversions and Foreign Exchange Risks

Currency Conversions.   Principal and interest payments in respect of the exchange notes (including exchange notes in definitive form issued in exchange for the global note as described under “Book-Entry, Delivery and Form” above) are payable in Canadian dollars, but owners of beneficial interests in exchange notes held through DTC, or DTC Beneficial Owners, will receive such payments in U.S. dollars, unless they elect, through DTC and its participants, to receive payments in Canadian Dollars as set forth below. Payments of principal and interest on exchange notes held through DTC will be converted to U.S. dollars in accordance with procedures established from time to time by CDS and DTC and paid to Cede & Co. for payment to DTC Beneficial Owners. All costs and risks of such conversion will be borne by DTC Beneficial Owners receiving U.S. dollars by deduction from such payments. If there is no facility in place between CDS and DTC for the exchange of Canadian dollars into U.S. dollars, payment of the aggregate amount due to all DTC Beneficial Owners on the payment date will be made in Canadian dollars outside of DTC, unless alternative arrangements acceptable to both CDS and DTC are made by the Issuer. A DTC Beneficial Owner may elect to receive payment in respect of the principal of or interest on the exchange notes in Canadian dollars by notifying the DTC participant through which its exchange notes are held on or prior to the applicable record date (in the case of an interest payment) or at least fifteen days prior to maturity (in the case of a principal payment) of (i) such DTC Beneficial Owner’s election to receive all or a portion of such payment in Canadian dollars and (ii) wire transfer instructions to a Canadian dollar account with respect to any payment to be made in Canadian dollars. Such DTC participant must notify DTC of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify CDS of such election and wire transfer instructions on or prior to the fifth New York business day after such record date for any payment of interest and on or prior to the tenth day prior to the payment of principal. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to CDS, on or prior to such dates, the DTC Beneficial Owner will receive payment in Canadian dollars outside of DTC; otherwise only U.S. dollar payments will be made through DTC.

Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “-Foreign Exchange Risks” below and “Certain Tax Considerations.”

Foreign Exchange Risks.   An investment in the exchange notes which are denominated in, and all payments in respect of which that are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, or the home currency, entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian dollar. Such risks generally depend on economic and political events over which the Issuer has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any exchange note. Depreciation of the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of such exchange note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of, and any existing default or event of default or compliance with any provision of the Indenture or the notes may be waived with the consent of:

(A)      Holders of a majority in aggregate principal amount of the notes (with respect to matters requiring only the consent of such Holders), or

(B)       holders of a majority in aggregate principal amount at stated maturity of (1) the notes, (2) the 8 5/8% notes, the 7 3/4% notes, the 7 1/4% notes, the 6 5/8% notes, the 8 3/4% notes, the 8% notes and the 6 3/4% notes, or the Previously Issued Notes, if the holders of the Previously Issued Notes are being requested to consent to such action with respect to the terms of the Previously Issued Notes or the indentures under which the Previously Issued Notes were issued, and (3) any other issue or series of notes issued or guaranteed by the Company that rank pari passu with the Company’s guarantee of the notes, if such notes or guarantee or the indenture pursuant to which such notes were issued both (i) require the consent of the holders of such notes to such action, and (ii) provide that the such holders will vote with the holders of the notes and the other securities referenced above with respect to such action.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder of notes):

(1)         reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes in a manner adverse to the Holders of the notes;

(3)         reduce the rate of or change the time for payment of interest on any note;

(4)         waive a Default or Event of Default in the payment of principal of or premium or Additional Amounts, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)         make any note payable in money other than that stated in the notes;

(6)         make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium or Additional Amounts, if any, or interest on the notes;

(7)         waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Offer to Repurchase Notes”);

(8)         except pursuant to the Indenture, release the Company or any Restricted Subsidiary from its obligations under its guarantee, or change any guarantee in any manner that would materially adversely affect the Holders; or

(9)         make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of notes, the Issuer and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer’s obligations to Holders of the notes in the case of a merger, consolidation or amalgamation, to make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the Commission for permission to continue.

The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Exchange Offer; Registration Rights

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “—General” and “Where You Can Find More Information.” The exchange offer is intended to satisfy our exchange offer obligations under the Registration Rights Agreement.

The Issuer, the guarantors and the initial purchasers of the notes entered into the Registration Rights Agreement in connection with the closing of the issuance of the outstanding notes. Pursuant to the Registration Rights Agreement, the Issuer agreed to file with the Commission the registration statement, of which this prospectus forms a part, with respect to the exchange notes. Upon the effectiveness of such registration statement, the Issuer agreed to offer to the holders of Transfer Restricted Securities (as defined below) pursuant to this exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes. For greater certainty, the exchange notes will be issued as evidence of the same continuing indebtedness of the Issuer under the outstanding notes, and in no circumstances is the Issuer obligated under the Registration Rights Agreement to repay the principal amount of the notes.

If:

(1)         the Issuer is not permitted to consummate this exchange offer because it is not permitted by applicable law or Commission policy; or

(2)         any holder of Transfer Restricted Securities notifies the Issuer prior to the 20th business day following consummation of this exchange offer that:

(a)           it is prohibited by law or Commission policy from participating in the Exchange Offer;

(b)          it may not resell the exchange notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(c)           it is a broker-dealer and owns notes acquired directly from the Issuer or an Affiliate of the Issuer,

the Issuer will file with the Commission a Shelf Registration Statement (as defined in the Registration Rights Agreement) to cover resales of the outstanding notes by the holders of the outstanding notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each outstanding note until the earliest to occur of:

(1)         the date on which such outstanding note has been exchanged by a person other than a broker-dealer for an exchange note in this exchange offer;

(2)         following the exchange by a broker-dealer in this exchange offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

(3)         the date on which such outstanding note has been effectively registered under the U.S. Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)         the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the U.S. Securities Act.

The Registration Rights Agreement provides that:

(1)         the Issuer and the Guarantors will use all commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, declared effective by the Commission on or prior to September 11, 2007;

(2)         unless this exchange offer would not be permitted by applicable law or Commission policy, the Issuer and the Guarantors will commence the exchange offer and use all commercially reasonable efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the registration statement, of which this prospectus forms a part, was declared effective by the Commission, or the Consummation Deadline, exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

(3)         if obligated to file the Shelf Registration Statement, the Issuer and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and will use commercially reasonable efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation Shelf Registration Statement is filed.

If:

(1)         the Issuer and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2)         any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, or the Effectiveness Target Date;

(3)         the Issuer and the Guarantors fail to consummate the exchange offer on or prior to the Consummation Deadline; or

(4)         the Shelf Registration Statement or the registration statement of which this prospectus forms a part is declared effective but thereafter is withdrawn by the Issuer or becomes subject to an effective stop order issued pursuant to Section 8(d) of the U.S. Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement, including during any blackout period permitted thereunder) without being succeeded immediately by an additional registration statement filed and declared effective within 60 days of such suspension (each such event referred to in clauses (1) through (4) above, is referred to as a Registration Default), then the Issuer will pay additional interest to each holder of Transfer Restricted Securities.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest be paid in an amount equal to 0.25% per annum on the outstanding principal amount of Transfer Restricted Securities. The amount of the additional interest will increase by an additional 0.25% per annum on the outstanding principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum on the outstanding principal amount of Transfer Restricted Securities.

All accrued additional interest will be paid by the Issuer on the next scheduled interest payment date to CDS or its nominee by wire transfer and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of outstanding notes will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuer and any guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111, Attention: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)         Indebtedness encumbering any asset acquired by such specified Person.

“Acquisition EBITDA” means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

(1)         EBITDA of such Acquisition EBITDA Entity for the most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EBITDA Entity consummated during the period covered by, or after the date of, such four full fiscal quarters) or, if statements are not available for such four full fiscal quarters, EBITDA for the most recently ended fiscal quarter for which internal financial statements are available, annualized, plus

(2)         projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers’ Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

“Acquisition EBITDA Entity” means, as of any date of determination, a business or Person:

(1)         which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which internal financial statements on a consolidated basis with the Company are not available for four full fiscal quarters; or

(2)         which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Adjusted EBITDA” means, as of any date of determination and without duplication, the sum of:

(1)         EBITDA of the Company and its Restricted Subsidiaries for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination; and

(2)         Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is 12 minus the number of months (and/or any portion thereof) in such most recent four full fiscal quarters for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is 12. The effects of unusual items, including merger related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of:

(1)         the fair market value of the property subject to such arrangement (as determined by the board of directors of the Company); and

(2)         the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“CAD Make-Whole Amount” means, with respect to any note, an amount equal to the excess, if any, of:

(1)         the present value of the remaining principal, premium and interest payments that would be payable with respect to such note if such note were redeemed on March 15, 2012, computed using a discount rate equal to the CAD Yield plus 75 basis points, over

(2)         the outstanding principal amount of such note.

“CAD Make-Whole Average Life” means, with respect to any date of redemption of notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to March 15, 2012.

“CAD Make-Whole Price” means, with respect to any note, the greater of:

(1)         the sum of the principal amount of and CAD Make-Whole Amount with respect to such note; and

(2)         the redemption price of such note on March 15, 2012.

“CAD Yield” means, at any time of computation, the yield to maturity at such time, compounded semi-annually, which a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount at such time with a term to maturity approximately equal to CAD Make-Whole Average Life. The CAD Yield will be the average (rounded to four decimal places) of the yields determined by two major Canadian investment dealers selected by the Issuer.

“Canadian Dollars,” “CAD” and “C$” mean lawful money of Canada.

“Canadian Government Obligations” means direct obligations of, or obligations guaranteed by, the Canadian government or any agency thereof for the payment of which guarantee or obligations the full faith and credit of Canada is pledged.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Cash Equivalents” means:

(1)         securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof;

(2)         certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(3)         commercial paper of an issuer rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody’s Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(4)         money market accounts or funds with or issued by Qualified Issuers; and

(5)         Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above.

“Change of Control” means the occurrence of any of the following events:

(1)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

(2)         the Company consolidates with, or merges with or into, another Person (as defined below) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the “Restricted Payments” covenant and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

(3)         during any consecutive two-year period, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

(4)         the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Merger, Consolidation or Sale of Assets.”

“Consolidated Adjusted Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)         any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)         any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)         the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

(4)         the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination.

“Consolidated Income Tax Expense” means, for any period, the provision for U.S. federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)         the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

(i)             amortization of debt discount;

(ii)         the net cost of interest rate contracts (including amortization of discounts);

(iii)     the interest portion of any deferred payment obligation;

(iv)       amortization of debt issuance costs; and

(v)           the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

(2)         all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries;

provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

“Credit Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 8, 2004, as amended, among the Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means:

(1)         Senior Bank Debt; and

(2)         other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee.

Senior Debt designated as Designated Senior Debt pursuant to clause (2) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the notes.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means for any period Consolidated Adjusted Net Income for such period increased by:

(1)         Consolidated Interest Expense for such period; plus

(2)         Consolidated Income Tax Expense for such period; plus

(3)         Consolidated Non-Cash Charges for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Proceeds” means:

(1)         with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars; and

(2)         with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

“Excluded Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act) and that has not delivered a guarantee.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Guarantee” means, as applied to any obligation:

(1)         a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(2)         an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)         interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)         other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

(1)         every obligation of such Person for money borrowed;

(2)         every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)         every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4)         every obligation of such Person issued or assumed as the deferred purchase price of property or services;

(5)         every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP;

(6)         all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price);

(7)         all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP; and

(8)         every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed.

For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Leverage Ratio” means, at any date, the ratio of:

(1)         the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

(2)         Adjusted EBITDA, after giving pro forma effect, without duplication, to

(i)             the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

(ii)         if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

(iii)     the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

“Market Price” means:

(1)         with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Company’s board of directors; and

(2)         with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

The closing price for each day shall be:

(1)         if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq Global Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

(2)         if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the Company’s board of directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Company’s board of directors.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

(1)         the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

(2)         the sum of:

(i)             the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

(ii)         the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

(iii)     provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

(iv)       if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

“Obligations” means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

“Officers’ Certificate” means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

“Permitted Investments” means:

(1)         any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)         any Investments in Cash Equivalents;

(3)         Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

(i)             such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company; or

(ii)         such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company;

(4)         Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business;

(5)         Investments for any purpose related to the Company’s records and information management business (including, without limitation, the Company’s confidential destruction and fulfillment businesses) in an aggregate outstanding amount not to exceed $10.0 million; and

(6)         Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 30% of the consolidated assets of the Company and its Restricted Subsidiaries (and, for the avoidance of doubt, Permitted Investments shall include any Investment by an Excluded Restricted Subsidiary in another Excluded Restricted Subsidiary).

“Permitted Liens” means:

(1)         Liens existing as of the date of issuance of the notes;

(2)         Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

(3)         Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

(4)         Liens securing the notes or the Guarantees;

(5)         any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)         Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

(7)         Liens securing Hedging Obligations permitted to be incurred pursuant to clause (7) of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)         Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

(9)         statutory Liens or landlords’ and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(10)  Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

(11)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

(12)  easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(13)  Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14)  Liens arising under options or agreements to sell assets;

(15)  other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $10.0 million in the aggregate at any one time outstanding; and

(16)  any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Stockholders” means each of Vincent J. Ryan, Schooner Capital LLC, C. Richard Reese, Kent P. Dauten and their respective Affiliates.

“Qualified Equity Offering” means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act of 1933, as amended.

“Qualified Issuer” means:

(1)         any lender party to the Credit Agreement; or

(2)         any commercial bank:

(i)             which has capital and surplus in excess of $500.0 million; and

(ii)         the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody’s Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Qualifying Sale and Leaseback Transaction” means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

“Refinancing Indebtedness” means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

(1)         the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith);

(2)         such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the notes;

(3)         to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

(4)         to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the notes, such Refinancing Indebtedness shall be subordinated in right of payment to the notes and to the extent such Refinancing Indebtedness refinances notes or Indebtedness pari passu with the notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the notes, in each case on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

(5)         with respect to Refinancing Indebtedness incurred by the Company or a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the guarantee of the Company or such Restricted Subsidiary, respectively, as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“Restricted Subsidiary” means:

(1)         each direct or indirect Subsidiary of the Company existing on the date of the Indenture, including the Issuer (other than Subsidiaries of Iron Mountain Global, Inc. (including IME, Iron Mountain Mexico, S.A. de R.L. de C.V. and their respective Subsidiaries, but excluding, in any event, Iron Mountain Cayman Limited, Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain (Netherlands) B.V. and Iron Mountain Switzerland GmbH), Iron Mountain Assurance Corporation, Mountain West Palm Real Estate, Inc. and Upper Providence Venture I, L.P.); and

(2)         any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including an Excluded Restricted Subsidiary),

which, in the case of (1) or (2), is not designated by the Company’s board of directors as an “Unrestricted Subsidiary.”

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Senior Bank Debt” means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

“Senior Debt” means:

(1)         the Senior Bank Debt; and

(2)         any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is:

(i)             on a parity with or subordinated in right of payment to the notes; or

(ii)         subordinated to Senior Debt on terms substantially similar to those of the notes.

Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

(1)         any liability for federal, state, local or other taxes owed or owing by the Company;

(2)         any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3)         any trade payables; or

(4)         any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (4) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Tax” means any tax, duty, levy, impost, assessment, withholding or other governmental charge (including penalties and interest related thereto).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Unrestricted Subsidiary” means:

(1)         any Subsidiary that is designated by the Company’s board of directors as an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Company’s board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)         the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)         the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

CERTAIN TAX CONSIDERATIONS

This summary is of a general nature and is included here solely for informational purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. For purposes of this summary, references to “we,” “us” or “our” refer to either Treeline Services Corporation (an immediate subsidiary of IMI and the sole owner of the Issuer) or the Issuer. We are not making any representation with respect to the consequences to any particular purchaser of the notes by providing this summary. We encourage you to consult your own tax advisors with respect to your particular circumstances and the effects of state, local or foreign (including Canadian) tax laws to which you may be subject.

Material United States Federal Income Tax Considerations

General

The following summary of U.S. federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. For purposes of this summary, the term “notes” means both outstanding notes and exchange notes unless otherwise specified. The summary applies to you only if you hold our notes as a capital asset, which generally is an asset held for investment rather than as inventory or as property used in a trade or business. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax law, for example, if you are:

•       a bank, life insurance company, regulated investment company or other financial institution,

•       a broker or dealer in securities or foreign currency,

•       a person that has a functional currency other than the U.S. dollar,

•       a person who acquires our notes in connection with employment or other performance of services,

•       a person subject to alternative minimum tax,

•       a person who owns our notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction,

•       a tax-exempt entity, or

•       an expatriate.

In addition, the following summary does not address all possible tax considerations relating to the acquisition, ownership and disposition of our notes, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we encourage you to consult with your tax advisor about the U.S. federal income tax and other tax consequences of your acquisition, ownership and disposition of our notes.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of our notes and for U.S. federal income tax purposes are:

•       a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws,

•       a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•       a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996 to the extent provided in Treasury regulations, and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a “non-U.S. holder” if you are a beneficial owner of our notes and are not a U.S. holder. If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of each partner will depend on the status of the partner and the activities and status of the partnership. We encourage you to consult your tax advisor if you are a partner in a partnership that holds notes.

For purposes of this summary, the spot rate generally means a rate that reflects a fair market rate of exchange available to the public for currency under a spot contract in a free market and involving representative amounts. A spot contract is a contract to buy or sell a foreign currency on or before two business days following the date of the execution of the contract. If a spot rate cannot be demonstrated in this manner, the IRS has the authority to determine the spot rate.

If the notes are traded on an established securities market, then in some transactions described below you can calculate foreign currency exchange gain or loss using the spot rate on the settlement date of the transaction. If the notes are not so traded, then you must determine the exchange gain or loss on the trade date of the transaction, and you may have additional exchange gain or loss if you receive proceeds on a later date. It is unclear whether the PORTALSM Market, where the outstanding notes trade, constitutes an established securities market for purposes of these rules. We do not know if the exchange notes will ever trade on an established securities market.

Identity of the Issuer for U.S. Federal Income Tax Purposes and Consequences of the Exchange Offer

For U.S. federal income tax purposes, in the absence of an election to the contrary, the Issuer, a Nova Scotia unlimited liability company, is disregarded as an entity separate from its sole owner, Treeline. Because the Issuer is a disregarded entity, Treeline is regarded as the owner of any of the Issuer’s assets and the obligor of any of the Issuer’s liabilities. Accordingly, the following summary considers Treeline the issuer of the notes for U.S. federal income tax purposes.

Exchange Offer

An exchange of outstanding notes for exchange notes pursuant to the exchange offer will be regarded for U.S. federal income tax purposes as a nontaxable continuation of the outstanding notes. Immediately after the exchange, your adjusted basis, holding period and other tax characteristics in the exchange notes received will be the same as your adjusted basis, holding period, and other tax characteristics in the outstanding notes exchanged immediately before the exchange. Each note will be treated as indebtedness issued by us.

Tax Consequences for U.S. Holders

If you are a U.S. holder:

Acquisition of a Note.   If you acquire a note with foreign currency, your initial adjusted income tax basis in the note will generally be determined by translating into U.S. dollars the purchase price, excluding any amounts paid for prior accrued interest, at the spot rate on the date of purchase. If our notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of the cost of a note you purchase by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The special election available to accrual basis taxpayers in regard to the purchase of notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Your income tax basis in purchased foreign currency generally will be its U.S. dollar value at the spot rate on the date of purchase of the currency. The amount of gain or loss you will recognize on a sale, exchange or other disposition of foreign currency will be equal to the difference between the number of U.S. dollars received, the U.S. dollar value at the spot rate of a different foreign currency received, or the fair market value in U.S. dollars of the property received, as the case may be, and your income tax basis in the disposed of foreign currency. Accordingly, if you purchase a note with foreign currency, you will generally recognize exchange gain or loss on the foreign currency in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar value at the spot rate of the foreign currency on the date of purchase of the note. If our notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of the currency used to purchase a note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase, as discussed above. Generally, exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

Payments of Interest.   You must generally include interest on a note in your gross income as ordinary interest income:

•       when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes, or

•       when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest generally will be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable, except that you will recognize exchange gain or loss on the difference, if any, between the U.S. dollar values of the prior accrued interest when purchased and when received, determined on the basis of the spot rates used for the purchase and the receipt (to the extent you receive Canadian dollars rather than U.S. dollars). Generally, this exchange gain or loss will be treated as ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

We may be required to pay additional interest to you in the event of a registration default. In addition, we would be required to pay you a premium if you require us to repurchase your notes on a Change of Control, including a repurchase pursuant to an offer Iron Mountain may make to obtain a release of itself and its subsidiary guarantors from their obligations to guarantee the notes. Because at the time the outstanding notes were issued we determined that the likelihood that we would be obligated to make any such additional payments on the notes was remote, we have taken the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments under the applicable Treasury regulations. Assuming our position is respected, you would be required (i) to treat such additional interest as ordinary interest income and include such additional interest in income at the time payments are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes, and (ii) to treat any payments of premium as amounts realized upon the repurchase of the notes.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, you would be required, among other things, to accrue interest income (regardless of your method of accounting for federal income tax purposes) at a rate higher than the stated interest rate on the notes, and treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. Our determination that the notes are not contingent payment debt instruments is binding on you unless you disclose your contrary position to the IRS in the manner prescribed by applicable Treasury regulations.

If you are a cash basis holder, the amount you are required to include in income upon receipt of a payment on a note is the U.S. dollar value of the amount paid, determined on the basis of the spot rate on the date you receive the payment, regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss upon receipt of the interest payment.

Unless you have made a spot rate convention election described below, if you use the accrual method of accounting, then you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during that year, determined by translating the accrued interest at the average rate of exchange for each accrual period, or the portion of the accrual period if the period spans two taxable years, during which the interest has accrued. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of that period (or portion thereof), or some other average that you have reasonably derived and consistently applied. Upon receipt of an interest payment in foreign currency, you will recognize exchange gain or loss in an amount equal to the difference between either the U.S. dollars you receive in lieu of foreign currency or the U.S. dollar value of the foreign currency you receive, determined on the basis of the spot rate on the date you receive the payment, and the U.S. dollar value of the interest income that you have previously included in income with respect to that interest payment. Generally, this exchange gain or loss will be treated as ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

You may make a spot rate convention election to translate accrued interest into U.S. dollars at the spot rate on the last day of an accrual period, or, in the case of an accrual period that spans two taxable years and is thus treated as two partial periods, at the spot rates on the last day of the taxable year and on the last day of the accrual period. Additionally, if you receive a payment of interest within five business days of the last day of the accrual period, you may instead translate the accrued interest into U.S. dollars at the spot rate on the day of receipt. If you make a spot rate convention election, then you must apply it consistently to all debt instruments from year to year, and you cannot change the election without the consent of the IRS. We encourage you to consult your tax advisor regarding this election.

Although Treeline is incorporated under the laws of Delaware, and is thus a U.S. corporation, your interest income could in the future become foreign source passive income (and in some cases, foreign source general category income) for U.S. federal income tax purposes, which is particularly relevant to the calculation of any foreign tax credit you might be able to take against your U.S. federal income tax liability. A U.S. corporation is an “80/20 company” if at least 80 percent of its gross income during an applicable testing period is considered “active foreign business income,” the determination of which is based on the corporation’s particular facts and circumstances. Whereas in general interest paid by a U.S. corporation is considered domestic source income for U.S. federal income tax purposes, interest paid by an 80/20 company is generally considered to be foreign source, with a partial exception for holders deemed related to Treeline. At present, Treeline does not believe that it is or will soon become an 80/20 company for U.S. federal income tax purposes. If Treeline should become an 80/20 company in the future, we encourage you to consult with a professional tax advisor regarding the consequences of that status on your acquisition, ownership, and disposition of our notes.

Additional Amounts.   If you receive any Additional Amounts, then for U.S. federal income tax purposes you will be treated as having actually received the Additional Amounts, which will be included in your ordinary income in accordance with your method of accounting, and then having paid over the Additional Amounts to applicable tax authorities as withholding taxes. You are generally able, subject to generally applicable limitations, to claim a foreign tax credit for any foreign withholding taxes. However, because Treeline, and not the Issuer, is the issuer of the notes for U.S. federal income tax purposes, and Treeline is a U.S. corporation, payments of interest and Additional Amounts on the notes will constitute U.S. source income unless and until Treeline becomes an 80/20 company, as described above. Thus your ability to claim a foreign tax credit might be limited. In lieu of a foreign tax credit, any foreign withholding taxes would be eligible as a deduction from your U.S. federal taxable income.

Market Discount.   If you acquire a note and your adjusted tax basis in it upon acquisition, as translated into Canadian dollars using the spot rate applicable to your acquisition, is less than its principal amount in Canadian dollars, you will be treated as having acquired the note at a “market discount” unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement or other taxable disposition of a note, or any appreciation in a note in the case of certain nontaxable dispositions, such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. We encourage you to consult with your tax advisor regarding these elections.

Market discount is calculated in the currency in which the note is denominated, in this case Canadian dollars. If you do not elect current inclusion of market discount, accrued market discount is translated into U.S. dollars at the spot rate applicable to your disposition. No part of this accrued market discount is treated as exchange gain or loss. If you elect current inclusion of market discount, the amount of market discount currently includible in your income for a taxable year is the U.S. dollar value of the market discount that has accrued during the year, determined by translating the accrued market discount at the average rate of exchange for the accrual period or periods, including, if applicable, the two partial periods in the case of an accrual period that straddles your taxable year. Accordingly, you will recognize exchange gain or loss with respect to this accrued market discount under the same rules that apply to accrued interest you receive on a note if you are on the accrual basis.

Amortizable Bond Premium.   If you acquire a note and your adjusted tax basis in it upon acquisition, as translated into Canadian dollars using the spot rate applicable to your acquisition, is greater than its principal amount in Canadian dollars, you will be treated as having acquired the note with “bond premium.” You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the note’s maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all taxable debt obligations that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We encourage you to consult with your tax advisor regarding this election.

Amortizable bond premium is calculated in the currency in which the note is denominated, in this case Canadian dollars. The amortization deduction calculated reduces the interest income received so that the net amount of interest less the amortization deduction in the applicable foreign currency is the amount translated into U.S. dollars and reported in your gross income. You will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the amortization deduction at the time of the deduction and the U.S. dollar value of that portion of the bond premium upon acquisition of the note. This exchange gain or loss generally will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise. Each reduction of your interest income by amortizable bond premium also reduces your income tax basis in the note by the U.S. dollar value as determined upon your acquisition of the note of that portion of amortizable bond premium.

Disposition of a Note.   Upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in U.S. dollars, in property, valued at its fair market value, or the U.S. dollar value of the amount realized in foreign currency at the spot rate on the date of this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income and Additional Amounts, if any, and (2) your adjusted tax basis in the note. If our notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of your amount realized in a sale by translating the amount of foreign currency received at the spot rate of exchange on the settlement date of the sale. The special election available to accrual basis taxpayers in regard to the sale of notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by the U.S. dollar amount of any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note as discussed above.

Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains. The deductibility of capital losses is subject to limitation. The gain or loss will be ordinary and not capital to the extent of any gain or loss attributable to changes in exchange rates, described in the next paragraph, and any gain attributable to any market discount, discussed above. If you sell notes and realize an exchange loss that meets certain thresholds, you might be required to file a disclosure statement with the IRS under applicable Treasury regulations.

Your gain or loss attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except as any IRS administrative pronouncements provide otherwise. However, this ordinary gain or loss is only included in your gross income to the extent of your total gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note.

Your income tax basis in foreign currency received on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be the foreign currency’s U.S. dollar value at the spot rate at the time the foreign currency is received. If our notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), upon a sale you will translate the foreign currency using the U.S. dollar value at the spot rate on the settlement date of the sale, which should be the date it is received. The special election available to accrual basis taxpayers in regard to the sale of notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Otherwise, if you do not receive the foreign currency on the date of disposition, you will recognize exchange gain or loss on any difference between the U.S. dollar values of the foreign currency on the dates of disposition and receipt. The amount of gain or loss you will recognize on a sale, exchange or other disposition of foreign currency will be equal to the difference between the number of U.S. dollars received, the U.S. dollar value at the spot rate of a different foreign currency received, or the fair market value in U.S. dollars of the property received, as the case may be, and your income tax basis in the disposed of foreign currency. Generally, exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

Tax Consequences for Non-U.S. Holders

If you are a non-U.S. holder:

Generally.   If Treeline were in the future to become an 80/20 company, a non-U.S. holder generally would not be subject to U.S. federal income tax on interest received on the notes. One exception to this general rule relates to certain income effectively connected to a United States trade or business, which is described below. Also, special rules apply to payments of interest to non-U.S. holders deemed related to Treeline. For so long as Treeline is not an 80/20 company, the following discussion of consequences for non-U.S. holders generally applies.

You will not be subject to U.S. federal income taxes on payments of principal, premium, if any, interest or Additional Amounts, if any, on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

•       you do not own directly or indirectly 10% or more of the total voting power of all classes of Treeline voting stock,

•       your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business,

•       you are not a controlled foreign corporation that is related to or under common control with Treeline,

•       we or the applicable paying agent, or the Withholding Agent, have timely received from you a properly executed applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, Additional Amounts, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8, and

•       in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received, any Additional Amounts, or gain recognized by you which does not qualify for exemption from taxation will be subject to U.S. federal income tax at a rate of 30%, which will be withheld in the case of interest and any Additional Amounts, unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty’s limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

Effectively Connected Income and Gain.   If you are a non-U.S. holder whose income and gain in respect of a note is effectively connected with the conduct of a United States trade or business, you will be subject to regular U.S. federal income tax on this income and gain in generally the same manner as U.S. holders, and general U.S. federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest and any Additional Amounts on the notes, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form. If we in the future become an 80/20 company, then your income from the notes could still be effectively connected with the conduct of a United States trade or business, but, in the case of interest income, generally in more limited circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 28%.

If you are a U.S. Holder.   You may be subject to backup withholding when you receive payments of interest or Additional Amounts on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

•       provide your correct taxpayer identification number, and

•       certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

If you are a Non-U.S. Holder.   The amount of interest and any Additional Amounts paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest and any Additional Amounts paid to you on a note may be subject to backup withholding unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under “Tax Consequences for Non-U.S. Holders.” Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker’s foreign office.

Certain Canadian Federal Income Tax Considerations

THE DISCUSSION BELOW IS INTENDED TO BE A GENERAL DESCRIPTION ONLY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE OWNERSHIP AND DISPOSITION OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PURCHASER (AS DEFINED BELOW). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE CANADIAN FEDERAL AND PROVINCIAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), or the Tax Act, to a person, or a Purchaser, who acquires beneficial ownership of the notes and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm’s length with the Issuer, and does not use or hold, and is not deemed to use or hold, the notes in carrying on business in Canada. For purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm’s length, and it is a question of fact whether persons not related to each other deal at arm’s length.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, or the Regulations, in force on the date hereof, specific proposals, or the Tax Proposals, to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and our tax counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency, or the CRA. This summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

An exchange of outstanding notes for exchange notes pursuant to the exchange offer will be regarded for Canadian federal income tax purposes as a non-taxable continuation of the outstanding notes.

The payment of principal, premium, if any, and interest by the Issuer on the notes to a Purchaser will be exempt from Canadian non-resident withholding tax under the Tax Act pursuant to an exemption under the Tax Act for interest paid on corporate debt securities, the terms of which do not require the issuer thereof to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of such debt securities. Purchasers of notes should consult their own legal and tax advisors concerning the continued availability of the exemption after an assumption of the obligations owing under the notes by a third party in the case of the disposition of all or substantially all of the assets of the Issuer as described in “Description of the Notes—Certain Covenants—Release of Guarantees and Guarantors.”

No other tax on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the notes, or the receipt of principal, premium, if any, and interest thereon by a Purchaser, except that in certain circumstances, a Purchaser that is a non-resident insurer carrying on business in Canada and elsewhere in respect of which the notes are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

Canadian purchasers of notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

PLAN OF DISTRIBUTION

Under existing interpretations of the staff of the Commission, the exchange notes would generally be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the exchange offer who is an affiliate of ours or who intends to participate in the exchange offer for the purposes of distributing the exchange notes: (1) will not be able to rely on the interpretations of the staff of the Commission; (2) will not be entitled to participate in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes, unless the sale or transfer is made pursuant to an exemption from those requirements. Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent to us at the time of the consummation of the exchange offer that: (1) it is not an affiliate of ours; (2) it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account; (3) the exchange notes to be received by it will be acquired in the ordinary course of its business; (4) it is not engaged and does not intend to engage in and has no arrangements or understandings with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes; and (5) it is not prohibited by any law or policy of the Commission from participating in the exchange offer. Our consummation of the exchange offer is subject to certain conditions described in the section “The Exchange Offer—Conditions” and in the registration rights agreement including, without limitation, our receipt of the representations from participating holders as described above and in the registration rights agreement. The exchange notes will still be subject to restrictions on transfer in Canada. See “Notice to Canadian Residents.”

In addition, in connection with any resales of the exchange notes, exchanging broker-dealers must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the exchange offer registration statement. As a result, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale. In addition, until January 15, 2008, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale. We have agreed to pay all expenses incident to the exchange offer (including the attorneys’ fees of certain parties to the registration rights agreement) other than underwriting discounts and commissions, if any, relating to the sale or disposition of the outstanding notes by a holder of the outstanding notes, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if: (1) certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; (2) if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or (3) if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the exchange notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the exchange notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. The Issuer is not a reporting issuer in any province or territory in Canada, its securities are not listed on any stock exchange in Canada and there is currently no public market for the notes in Canada. The Issuer currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the notes to the public, or listing its securities on any stock exchange in Canada. The filing of this registration statement in the U.S. will not qualify the exchange notes for resale in Canada or by any resident of Canada and will not affect the resale restrictions described hereunder. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing exchange notes in Canada, a purchaser is representing to us that:

•       the purchaser is entitled under applicable provincial securities laws to purchase the exchange notes without the benefit of a prospectus qualified under those securities laws;

•       the purchaser has reviewed the text above under “—Resale Restrictions”;

•       the purchaser is purchasing the notes with the benefit of the prospectus exemption provided by Section 2.3 of National Instrument 45-106—Prospectus and Registration Exemptions, or NI 45-106 (that is, such purchaser is purchasing as principal and is an “accredited investor” within the meaning of Section 1.1 of NI 45-106); and is either purchasing notes as principal for its own account, or is deemed to be purchasing the notes as principal for its own account in accordance with applicable securities laws;

•       if the purchaser is an “accredited investor” in reliance on paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106, the purchaser was not created or used solely to purchase or hold securities as an accredited investor under that paragraph (m); and

•       if required by applicable securities laws or stock exchange rules, the purchaser will execute, deliver and file or assist us in obtaining and filing such reports, undertakings and other documents relating to the purchase of the notes by the purchaser as may be required by any securities commission, stock exchange or other regulatory authority.

Purchasers’ Rights

In certain circumstances, purchasers resident in certain provinces of Canada are provided with a remedy for rescission or damages, or both, in addition to any other right they may have at law, where an offering memorandum (which in this case would include this prospectus) and any amendment to it contains a misrepresentation. A “misrepresentation” is an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading or false in the light of the circumstances in which it was made. These remedies, or notice with respect thereto, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by the applicable securities legislation.

The following summary is subject to the express provisions of the applicable securities laws, regulations and rules, and reference is made thereto for the complete text of such provisions. Such provisions may contain limitations and statutory defences not described here on which the Issuer and other applicable parties may rely. Purchasers should refer to the applicable provisions of the securities legislation of their province for the particulars of these rights or consult with a legal adviser.

The rights of action described below are in addition to and without derogation from any other right or remedy available at law to the purchaser and are intended to correspond to the provisions of the relevant securities legislation and are subject to the defences contained therein.

The following is a summary of rights of rescission or damages, or both, available to purchasers resident in certain of the provinces of Canada.

Ontario Purchasers

Section 6.2 of Ontario Securities Commission Rule 45-501 provides that purchasers who have been delivered an offering memorandum in connection with a distribution of securities in reliance upon the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106 have the rights referred to in Section 130.1 of the Securities Act (Ontario), or the Ontario Act. The Ontario Act provides such purchasers with a statutory right of action against the issuer of the securities for rescission or damages in the event that the offering memorandum and any amendment to it contains a misrepresentation.

Where an offering memorandum is delivered to a purchaser and contains a misrepresentation, the purchaser, without regard to whether the purchaser relied on the misrepresentation, will have a statutory right of action against the issuer for damages or for rescission; if the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages against the issuer. No such action shall be commenced more than, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action, or, in the case of any action other than an action for rescission, the earlier of: (i) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or (ii) three years after the date of the transaction that gave rise to the cause of action.

The Ontario Act provides a number of limitations and defences to such actions, including the following.

(a)          the issuer is not liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation;

(b)         in an action for damages, the issuer shall not be liable for all or any portion of the damages that the issuer proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(c)          in no case shall the amount recoverable exceed the price at which the securities were offered.

The issuer and any other person or company who becomes liable to make any payment for a misrepresentation may recover a contribution from any person or company who, if sued separately, would have been liable to make the same payment, unless the court rules that, in all the circumstances of the case, to permit recovery of the contribution would not be just and equitable.

These rights are not available for a purchaser that is:

(a)          a Canadian financial institution, meaning either:

(i)             an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(ii)         a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services corporation, or league that, in each case, is authorized by an enactment of Canada or a province or territory of Canada to carry on business in Canada or a territory in Canada;

(b)         a Schedule III bank, meaning an authorized foreign bank named in Schedule III of the Bank Act (Canada);

(c)          the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(d)         a subsidiary of any person referred to in paragraphs (a), (b) or (c), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of the subsidiary.

Manitoba Purchasers

The right of action for rescission or damages described herein is conferred by section 141.1 of the Securities Act (Manitoba), or the Manitoba Act. The Manitoba Act provides, in the relevant part, that in the event that an offering memorandum contains a misrepresentation, a purchaser who purchases a security offered by the offering memorandum is deemed to have relied on the representation if it was a misrepresentation at the time of purchase.

Such purchaser has a statutory right of action for damages against the issuer and every director of the issuer at the date of the offering memorandum or, alternatively, while still an owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer or the directors. No such action may be commenced to enforce the right of action for rescission or damages more than (a) 180 days after the day of the transaction that gave rise to the cause of action, in the case of an action for rescission, or (b) the earlier of (i) 180 days after the day that the plaintiff first had knowledge of the facts giving rise to the cause of action, or (ii) two years after the day of the transaction that gave rise to the cause of action, in any other case.

The Manitoba Act provides a number of limitations and defences, including the following:

(a)          no person or company is liable if the person or company proves that the purchaser had knowledge of the misrepresentation;

(b)         in the case of an action for damages, the defendant is not liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the misrepresentation; and

(c)          in no case will the amount recoverable in any action exceed the price at which the securities were offered under the offering memorandum.

All persons or companies referred to above that are found to be liable or accept liability are jointly and severally liable. A defendant who is found liable to pay a sum in damages may recover a contribution, in whole or in part, from a person who is jointly and severally liable to make the same payment in the same cause of action unless, in all the circumstances of the case, the court is satisfied that it would not be just and equitable.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

(a)          the offering memorandum was sent to the purchaser without the person’s or company’s knowledge or consent, and that, after becoming aware that it was sent, the person or company promptly gave reasonable notice to the issuer that it was sent without the person’s or company’s knowledge and consent;

(b)         after becoming aware of the misrepresentation, the person or company withdrew the person’s or company’s consent to the offering memorandum and gave reasonable notice to the issuer of the withdrawal and the reason for it;

(c)          with respect to any part of the offering memorandum purporting to be made on the authority of an expert or to be a copy of, or an extract from, an expert’s report, opinion or statement, the person or company proves that the person or company did not have any reasonable grounds to believe and did not believe that (i) there had been a misrepresentation, or (ii) the relevant part of the offering memorandum (A) did not fairly represent the expert’s report, opinion or statement, or (B) was not a fair copy of, or an extract from, the expert’s report, opinion or statement; or

(d)         with respect to any part of the offering memorandum not purporting to be made on an expert’s authority and not purporting to be a copy of, or an extract from, an expert’s report, opinion or statement, unless the person or company (i) did not conduct an investigation sufficient to provide reasonable grounds for a belief that there had been no misrepresentation, or (ii) believed there had been a misrepresentation.

If a misrepresentation is contained in a record incorporated by reference in, or is deemed to be incorporated into, an offering memorandum, the misrepresentation is deemed to be contained in the offering memorandum .

New Brunswick Purchasers

Section 2.1 of New Brunswick Securities Commission Rule 45-802 provides that the rights of action referred to in Section 150 of the Securities Act (New Brunswick), or the New Brunswick Act, apply to information relating to an offering memorandum that is provided to a purchaser in securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106. The New Brunswick Act provides such purchasers with a statutory right of action against the issuer of the securities for rescission or damages in the event that the offering memorandum and any amendment to it contains a misrepresentation.

The New Brunswick Act provides that, subject to certain limitations, where any information relating to an offering that is provided to a purchaser of the securities contains a misrepresentation, a purchaser who purchases the securities shall be deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Such purchaser has a right of action for damages against the issuer or may elect to exercise a right of rescission against the issuer, in which case the purchaser shall have no right of action for damages. No such action shall be commenced more than, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action, and (ii) six years after the date of the transaction that gave rise to the cause of action.

The New Brunswick Act provides a number of limitations and defences to such actions, including the following:

(a)          the issuer is not liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation;

(b)         in an action for damages, the issuer shall not be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(c)          in no case shall the amount recoverable exceed the price at which the securities were offered.

The issuer and any other person or company who becomes liable to make any payment may recover a contribution from any person or company who, if sued separately, would have been liable to make the same payment, unless the court rules that, in all the circumstances of the case, to permit recovery of the contribution would not be just and equitable.

Nova Scotia Purchasers

The right of action for rescission or damages described herein is conferred by section 138 of the Securities Act (Nova Scotia), or the Nova Scotia Act. The Nova Scotia Act provides, in the relevant part, that in the event that an offering memorandum, together with any amendments hereto, or any advertising or sales literature (as defined in the Nova Scotia Act) contains a misrepresentation, a purchaser who purchases the securities referred to in it is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase.

Such purchaser has a statutory right of action for damages against the seller (which includes the issuer) and, subject to certain additional defences, the directors of the seller or, alternatively, while still an owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the seller or the directors. No such action shall be commenced to enforce the right of action for rescission or damages more than 120 days after the date payment was made for the securities (or after the date on which initial payment was made for the securities where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment).

The Nova Scotia Act provides a number of limitations and defences, including the following:

(a)          no person or company is liable if the person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation;

(b)         in the case of an action for damages, no person or company is liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the misrepresentation; and

(c)          in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action. A defendant who is found liable to pay a sum in damages may recover a contribution, in whole or in part, from a person or company who is jointly and severally liable to make the same payment in the same cause of action unless, in all the circumstances of the case, the court is satisfied that it would not be just and equitable.

In addition, a person or company, other than the seller, will not be liable if that person or company proves that:

(a)          the offering memorandum or any amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

(b)         after delivery of the offering memorandum or any amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any misrepresentation in the offering memorandum or any amendment to the offering memorandum, the person or company withdrew the person’s or company’s consent to the offering memorandum or any amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

(c)          with respect to any part of the offering memorandum or any amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a misrepresentation, or (B) the relevant part of the offering memorandum or any amendment to the offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Furthermore, no person or company, other than the seller, is liable with respect to any part of the offering memorandum or any amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no misrepresentation or (ii) believed that there had been a misrepresentation.

If a misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the misrepresentation is deemed to be contained in the offering memorandum or amendment to the offering memorandum.

Saskatchewan Purchasers

The right of action for rescission or damages described herein is conferred by section 138 of the Securities Act, 1988 (Saskatchewan), or the Saskatchewan Act. The Saskatchewan Act provides, in the relevant part, that in the event that an offering memorandum, together with any amendments hereto contains a misrepresentation, a purchaser who purchases securities covered by the offering memorandum is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase.

Such purchaser has a statutory right for rescission against the issuer or has a right of action for damages against:

(a)          the issuer;

(b)         every promoter and director of the issuer, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

(c)          every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them; and

(d)         every person who or company that sells securities on behalf of the issuer under the offering memorandum or amendment to the offering memorandum.

If such purchaser elects to exercise a statutory right of rescission against the issuer, it shall have no right of action for damages against that person or company. No such action for rescission or damages shall be commenced more than, in the case of a right of rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, such action shall be commenced before the earlier of (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action, and (ii) six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act provides a number of limitations and defences, including the following:

(a)          no person or company will be liable if the person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation;

(b)         in the case of an action for damages, no person or company will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the misrepresentation; and

(c)          in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action. A defendant who is found liable to pay a sum in damages may recover a contribution, in whole or in part, from a person or company who is jointly and severally liable to make the same payment in the same cause of action unless, in all the circumstances of the case, the court is satisfied that it would not be just and equitable.

In addition, no person or company, other than the issuer, will be liable if the person or company proves that:

(a)          the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

(b)         with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of such Act, the regulations to such Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

The Saskatchewan Act also provides a purchaser who has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of such Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Personal Information

By receiving or purchasing exchange notes, the purchaser acknowledges that we and our respective agents and advisers may each collect, use and disclose its name and other specified personally identifiable information, or the Information, including the amount of notes that it has purchased for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation. The purchaser consents to the disclosure of that information.

By receiving or purchasing exchange notes, the purchaser also acknowledges that Information concerning the purchaser (A) will be disclosed to the relevant Canadian securities regulatory authorities, including the Ontario Securities Commission, and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the purchaser consents to the disclosure of the Information; (B) is being collected indirectly by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation; and (C) is being collected for the purposes of the administration and enforcement of the applicable Canadian securities legislation; by receiving or purchasing the notes, the purchaser shall be deemed to have authorized such indirect collection of personal information by the relevant Canadian securities regulatory authorities. Questions about such indirect collection of Information by the Ontario Securities Commission should be directed to the Administrative Assistant to the Director of Corporate Finance, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to the following telephone number (416) 593-8086.

Enforcement of Legal Rights

All of the directors and officers of IMI and the subsidiary guarantors, as well as certain of the experts named herein, are located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon IMI, the subsidiary guarantors or these persons. All or a substantial portion of the assets of IMI, the subsidiary guarantors and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against IMI, the subsidiary guarantors or these persons in Canada or to enforce a judgment obtained in Canadian courts against IMI, the subsidiary guarantors or these persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Language of Documents

Upon receipt of this document, the purchaser hereby confirms that he, she or it has expressly requested that all documents evidencing or relating in any way to the offer and/or sale of the notes (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à l’offre ou à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes and the guarantees will be passed upon for the Issuer and Iron Mountain by Stewart McKelvey, Halifax, Nova Scotia, Canada, with respect to matters of Canadian law, by Sullivan & Worcester LLP, Boston, Massachusetts, with respect to matters of U.S. law, and by Gesmer Updergrove LLP, Boston Massachusetts with respect to matters of Connecticut law. Certain legal matters with respect to U.S. federal tax matters will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts and with respect to Canadian tax matters will be passed upon for Iron Mountain by Thorsteinssons LLP, Toronto, Ontario, Canada.

EXPERTS

The financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 incorporated in this prospectus from IMI’s Current Report on Form 8-K filed with the Commission on May 10, 2007 and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus from IMI’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

IMI is subject to the periodic reporting and other information requirements of the United States Securities and Exchange Act of 1934, as amended, or the Exchange Act. It files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review IMI’s Commission filings by accessing the Commission’s Internet site at http://www.sec.gov. IMI’s common stock is listed on the New York Stock Exchange where reports, proxy statements and other information concerning IMI can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the Commission will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the following documents filed by us:

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (except for Item 15 which is incorporated by reference from our Current Report on Form 8-K filed with the Commission on May 10, 2007).

•       Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the Commission on May 10, 2007.

•       Current Reports on Form 8-K filed with the Commission on January 9, 2007, January 12, 2007, January 24, 2007, February 13, 2007, March 5, 2007, March 6, 2007 (Item 5.02 only), March 8, 2007, March 12, 2007, March 23, 2007, April, 20, 2007 and May 10, 2007.

In addition to the documents listed above, we incorporate by reference any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of the securities made by this prospectus is completed or terminated.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4799, Attention: Investor Relations.

C$175,000,000

Offer to Exchange

All Outstanding 7 1/2% CAD Senior Subordinated Notes due 2017

for

7 1/2% CAD Senior Subordinated Notes due 2017

of

IRON MOUNTAIN CANADA CORPORATION

Fully and Unconditionally Guaranteed By

IRON MOUNTAIN INCORPORATED

and certain of its subsidiaries

PROSPECTUS